UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BUSINESS DEVELOPMENT CORPORATION OF AMERICA

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BUSINESS DEVELOPMENT CORPORATION OF AMERICA
405 Park Avenue — 14th Floor
New York, New York 10022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Monday, June 15, 2015

May 20, 2015

To the Stockholders of Business Development Corporation of America:

I am pleased to invite our stockholders to the Annual Meeting of Stockholders (“Annual Meeting”) of Business Development Corporation of America, a Maryland corporation (the “Company”). The Annual Meeting will be held on Monday, June 15, 2015 at The Core Club, located at 66 E. 55th Street, New York, New York 10022, commencing at 8:30 a.m. (local time). At the Annual Meeting, you will be asked to:

•	elect each of the director nominees named herein to the Company’s board of directors (the “Board”) to serve until the 2016 annual meeting of stockholders and until his successor is duly elected and qualified;
•	amend and restate the Company’s charter (the “Charter”) to reflect an amendment, which will become effective upon a future listing of the Shares on a national securities exchange (a “Listing”), such as the New York Stock Exchange or the NASDAQ Stock Market, to provide for a staggered Board, which amendment requires the affirmative vote of the holders of a majority of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 1”);
•	approve a proposal to reflect in the Company’s amended and restated Charter additional amendments, which will become effective upon a Listing, to delete certain provisions required by the Omnibus Guidelines promulgated by the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”) and which will serve to conform more closely certain provisions to provisions in the charters of other business development companies (“BDCs”) whose securities are listed and traded on a national securities exchange (“Listed BDCs”), which such amendments require the affirmative vote of the holders of a majority of all issued and outstanding Shares for their approval (“Listing Charter Amendment Proposal 2”);
•	approve a proposal to reflect in the Company’s amended and restated Charter an additional amendment, which will become effective upon a Listing, to provide that directors may be removed only for “cause” and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors, which amendment requires the affirmative vote of the holders of a majority of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 3”);
•	approve a proposal to reflect in the Company’s amended and restated Charter an additional amendment, which will become effective upon a Listing, to provide that the Company may limit a stockholder’s right to inspect the books and records of the Company if the Board determines that such stockholder has an improper purpose for requesting such inspection, which amendment requires the affirmative vote of the holders of a majority of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 4”);
•	approve a proposal to reflect in the Company’s amended and restated Charter provisions, which will become effective upon a Listing, to conform the indemnification and exculpation provisions in the Company’s amended and restated Charter to those of Listed BDCs and clarify that such provisions are subject to the limitations of the 1940 Act (as defined below), which amendment requires the affirmative vote of the holders of a majority of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 5”);
•	approve a proposal to reflect in the Company’s amended and restated Charter an additional amendment, which will become effective upon a Listing, to remove references to the NASAA Guidelines, which amendment requires the affirmative vote of two-thirds of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 6”);
•	approve a proposal to reflect in the Company’s amended and restated Charter additional amendments, which will become effective upon a Listing, to, among other things, (a) increase the vote required to effect changes to certain Charter provisions to 80% of all the votes entitled to be cast on the matter, and (b) require such increased vote (i.e., 80% of all the votes entitled to be cast on the matter) to effect a liquidation of the Company or any amendment to provisions of the Charter relating to the composition of the Board and the election of its members, which amendments require the affirmative vote of two-thirds of all issued and outstanding Shares for their approval (“Listing Charter Amendment Proposal 7”); and
•	approve a third amended and restated investment advisory and management services agreement (the “Proposed Advisory Agreement”) between the Company and BDCA Adviser, LLC, the Company’s investment adviser (“BDCA Adviser” or the “Adviser”), which will become effective upon a Listing (except, as described more fully below, for the removal of the subordinated liquidation incentive fee, which is not dependent upon a Listing) that would, among other things, (a) change the manner of calculating whether the “hurdle rate” is met (which would allow the hurdle rate to be met more quickly and would potentially increase the income incentive fee payable to the Adviser), (b) delete provisions required by the NASAA Guidelines, and (c) revise the term and termination provisions of the existing investment advisory agreement (the “Advisory Agreement Amendment Proposal”).

Our Board has fixed the close of business on April 30, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Record holders of shares of our common stock, par value $0.001 per share, at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

For further information regarding the matters to be acted upon at the Annual Meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about the proposals or would like additional copies of the proxy statement, please contact our proxy solicitor, Boston Financial Data Services, Inc., at 1-888-772-2337.

Whether you own a few or many shares and whether you plan to attend the Annual Meeting in person or not, it is important that your shares be voted on matters that come before the Annual Meeting. You may authorize a proxy to vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient services are provided on the enclosed proxy card and in the attached proxy statement. If you prefer, you may vote your shares by marking your votes on the proxy card, signing and dating it and mailing it in the postage paid return envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors’ recommendations. If we do not hear from you after a reasonable amount of time, you may receive a telephone call from our proxy solicitor, reminding you to vote your shares.

You are cordially invited to attend the Annual Meeting. Your vote is important.

By Order of the Board of Directors,

/s/ Nicholas Radesca

Nicholas Radesca,
Chief Financial Officer, Treasurer and Secretary

Business Development Corporation of America

i

Business Development Corporation of America
405 Park Avenue — 14th Floor
New York, New York 10022

PROXY STATEMENT

The accompanying proxy card, mailed together with this proxy statement (this “Proxy Statement”) and our 2014 Annual Report, is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of Business Development Corporation of America, a Maryland corporation (the “Company”), for use at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. References in this Proxy Statement to “we,” “us,” “our” or like terms also refer to the Company, and references in this Proxy Statement to “you” refer to the stockholders of the Company. The mailing address of our principal executive offices is 405 Park Avenue — 14th Floor, New York, New York 10022. This Proxy Statement, Notice of Annual Meeting and our 2014 Annual Report were first mailed to our stockholders on or about the 20th of May, 2015.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Stockholders Meeting To Be Held on Monday, June 15, 2015

This Proxy Statement and our 2014 Annual Report are available at:
www.2voteproxy.com/arc.

INFORMATION ABOUT THE MEETING AND VOTING

What is the date of the Annual Meeting and where will it be held?

The Annual Meeting will be held on Monday, June 15, 2015 at The Core Club, located at 66 E. 55th Street, New York, New York 10022, commencing at 8:00 a.m. (local time).

What will I be voting on at the Annual Meeting?

At the Annual Meeting, you will be asked to:

•	elect each of the director nominees named herein to the Board to serve until the 2016 Annual Meeting of stockholders and until his successor is duly elected and qualified;
•	amend and restate the Company’s charter (the “Charter”) to reflect an amendment, which will become effective upon a future listing of the Shares on a national securities exchange (a “Listing”), such as the New York Stock Exchange or the NASDAQ Stock Market, to provide for a staggered Board, which amendment requires the affirmative vote of the holders of a majority of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 1”);
•	approve a proposal to reflect in the Company’s amended and restated Charter additional amendments, which will become effective upon a Listing, to delete certain provisions required by the Omnibus Guidelines promulgated by the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”) and which will serve to conform more closely certain provisions to provisions in the charters of other business development companies (“BDCs”) whose securities are listed and traded on a national securities exchange (“Listed BDCs”), which such amendments require the affirmative vote of the holders of a majority of all issued and outstanding Shares for their approval (“Listing Charter Amendment Proposal 2”);
•	approve a proposal to reflect in the Company’s amended and restated Charter an additional amendment, which will become effective upon a Listing, to provide that directors may be removed only for “cause” and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors, which amendment requires the affirmative vote of the holders of a majority of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 3”);

•	approve a proposal to reflect in the Company’s amended and restated Charter an additional amendment, which will become effective upon a Listing, to provide that the Company may limit a stockholder’s right to inspect the books and records of the Company if the Board determines that such stockholder has an improper purpose for requesting such inspection, which amendment requires the affirmative vote of the holders of a majority of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 4”);
•	approve a proposal to reflect in the Company’s amended and restated Charter provisions, which will become effective upon a Listing, to conform the indemnification and exculpation provisions in the Company’s amended and restated Charter to those of Listed BDCs and clarify that such provisions are subject to the limitations of the 1940 Act (as defined below), which amendment requires the affirmative vote of the holders of a majority of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 5”);
•	approve a proposal to reflect in the Company’s amended and restated Charter an additional amendment, which will become effective upon a Listing, to remove references to the NASAA Guidelines, which amendment requires the vote of two-thirds of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 6”);
•	approve a proposal to reflect in the Company’s amended and restated Charter additional amendments, which will become effective upon a Listing, to, among other things, (a) increase the vote required to effect changes to certain Charter provisions to 80% of all the votes entitled to be cast on the matter, and (b) require such increased vote (i.e., 80% of all the votes entitled to be cast on the matter) to effect a liquidation of the Company or any amendment to provisions of the Charter relating to the composition of the Board and the election of its members, which amendment requires the vote of two-thirds of all issued and outstanding Shares for its approval (“Listing Charter Amendment Proposal 7”); and
•	approve a third amended and restated investment advisory and management services agreement (the “Proposed Advisory Agreement”) between the Company and BDCA Adviser, LLC, the Company’s investment adviser (“BDCA Adviser” or the “Adviser”), which will become effective upon a Listing (except, as described more fully below, for the removal of the subordinated liquidation incentive fee, which is not dependent upon a Listing) that would, among other things, (a) change the manner of calculating whether the “hurdle rate” is met (which would allow the hurdle rate to be met more quickly and would potentially increase the income incentive fee payable to the Adviser), (b) delete provisions required by the NASAA Guidelines, and (c) revise the term and termination provisions of the existing investment advisory agreement (the “Advisory Agreement Amendment Proposal”).

The Board of Directors does not know of any matters that may be considered at the Annual Meeting other than the matters set forth above.

Even if approved by the Company’s stockholders, none of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7 or the Advisory Agreement Amendment Proposal (except, as described more fully below, for the removal of the subordinated liquidation incentive fee, which is not dependent upon a Listing) will be implemented unless and until a Listing occurs.

Who can vote at the Annual Meeting?

The record date for the determination of holders of shares of our Common Stock (as defined below) entitled to notice of and to vote at the Annual Meeting, or any adjournment or postponement of the Annual Meeting, is the close of business on April 30, 2015. As of the record date, approximately 170,168,325 shares of our common stock, par value $0.001 per share (“Common Stock”), were issued and outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each share of Common Stock has one vote on each matter considered at the Annual Meeting or any adjournment or postponement thereof. The enclosed proxy card shows the number of shares of Common Stock you are entitled to vote.

How may I vote?

You may vote in person at the Annual Meeting or by proxy. Instructions for in person voting can be obtained by calling our proxy solicitor, Boston Financial Data Services, Inc. (“Boston Financial”) at 1-888-772-2337. Stockholders may submit their votes by proxy by mail by completing, signing, dating and returning their proxy card in the enclosed envelope. Stockholders also have the following two options for authorizing a proxy to vote their shares:

•	via the Internet at www.2voteproxy.com/arc; or
•	by telephone, by calling 1-800-830-3542.

For those stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the Internet or by telephone prior to the Annual Meeting date, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy to vote your shares, see your proxy card enclosed with this Proxy Statement. You may also vote your shares at the Annual Meeting. If you attend the Annual Meeting, you may submit your vote in person, and any previous votes that you submitted by mail or authorized by Internet or telephone will be superseded by the vote that you cast at the Annual Meeting.

How will proxies be voted?

Shares represented by valid proxies will be voted at the Annual Meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares will be voted “FOR” the election of the nominees for director named in the proxy and other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

The Board of Directors does not intend to present, and has no information indicating that others will present, any business at the Annual Meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxies held by them in their discretion.

How can I change my vote or revoke a proxy?

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) submitting a later-dated proxy either by telephone, via the Internet or in the mail to our proxy solicitor at the following address: Boston Financial Data Services, Inc., 2000 Crown Colony Drive, Quincy, MA 02169; or (ii) by attending the Annual Meeting and voting in person. No written revocation of your proxy shall be effective, however, unless and until it is received at or prior to the Annual Meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What vote is required to approve each item?

Election of Director Nominees.  There is no cumulative voting in the election of our directors. Each director is elected by the affirmative vote of a plurality of votes cast at the meeting. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote. A “broker non-vote” occurs when a broker who holds shares for the beneficial owner does not vote on a proposal because the broker does not have discretionary voting authority for that proposal and has not received instructions from the beneficial owner of the shares.

Approval of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 5.  The approval of the majority of our outstanding shares of common stock is necessary for approval of each of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 5. Abstentions and broker non-votes will not count as affirmative votes cast and will therefore have the same effect as votes against each of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 5. Even if approved by the Company’s stockholders, Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 5 will not be implemented unless and until a Listing occurs.

Approval of Listing Charter Amendment Proposals 6 and 7.  The affirmative vote by the holders of two-thirds of all the votes entitled to be cast as of the Record Date is necessary for approval of each of Listing Charter Amendment Proposals 6 and 7. Abstentions and broker non-votes will not count as affirmative votes cast and will therefore have the same effect as votes against each of Listing Charter Amendment Proposals 6 and 7. Even if approved by the Company’s stockholders, Listing Charter Amendment Proposals 6 and 7 will not be implemented unless and until a Listing occurs.

Approval of Advisory Agreement Amendment Proposal.  The affirmative vote by the holders of the majority of our outstanding voting securities entitled to be cast as of the Record Date is necessary for approval of the Advisory Agreement Amendment Proposal. The 1940 Act defines a “majority of the outstanding voting securities” as: (1) 67% or more of the voting securities present at the applicable meeting if the holders of more than 50% of the outstanding voting securities of such fund are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of such fund, whichever is less. Abstentions and broker non-votes will not count as affirmative votes cast and will therefore have the same effect as votes against the Advisory Agreement Amendment Proposal. Even if approved by the Company’s stockholders, the Advisory Agreement Amendment Proposal will not be implemented unless and until a Listing occurs (except, as described more fully below, for the removal of the subordinated liquidation incentive fee, which is not dependent upon a Listing).

None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or the Company’s charter (the “Charter”).

What constitutes a “quorum”?

The presence at the Annual Meeting, in person or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum.

Will you incur expenses in soliciting proxies?

We are soliciting the proxy on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. We have retained Boston Financial to aid in the solicitation of proxies. Boston Financial will receive a fee of approximately $164,000, which includes the reimbursement for certain costs and out of pocket expenses incurred in connection with their services, all of which will be paid by us. In addition, our directors and officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this Proxy Statement to people on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those people. In compliance with the regulations of the U.S. Securities and Exchange Commission (the “SEC”), we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of shares of our Common Stock.

As the date of the Annual Meeting approaches, certain stockholders may receive a telephone call from a representative of Boston Financial if their votes have not yet been received. Proxies that are obtained telephonically will be recorded in accordance with the procedures described below. The Board of Directors believes that these procedures are reasonably designed to ensure that both the identity of the stockholder casting the vote and the voting instructions of the stockholder are accurately determined.

In all cases where a telephonic proxy is solicited, the Boston Financial representative is required to ask for each stockholder’s full name and address, or the zip code or control number, and to confirm that the stockholder has received the proxy materials in the mail. If the stockholder is a corporation or other entity, the Boston Financial representative is required to ask for the person’s title and confirmation that the person is authorized to direct the voting of the shares. If the information solicited agrees with the information provided to Boston Financial, then the Boston Financial representative has the responsibility to explain the process, read the proposal listed on the proxy card and ask for the stockholder’s instructions on the proposal. Although the Boston Financial representative is permitted to answer questions about the process, he or she is not permitted to recommend to the stockholder how to vote, other than to read any recommendation set forth in this Proxy Statement. Boston Financial will record the stockholder’s instructions on the card. Within 72 hours, the stockholder will be sent a letter to confirm his or her vote and to ask the stockholder to call Boston Financial immediately if his or her instructions are not correctly reflected in the confirmation.

What does it mean if I receive more than one proxy card?

Some of your shares may be registered differently or held in a different account. You should authorize a proxy to vote the shares in each of your accounts by mail, by telephone or via the Internet. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should call us at (212) 415-6500. Combining accounts reduces excess printing and mailing costs, resulting in cost savings to us that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports. The rule allows us to send a single set of any annual report, proxy statement, proxy statement combined with a prospectus or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our Annual Report or Proxy Statement as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies by calling us at (212) 415-6500 or by mailing a request to Business Development Corporation of America, 405 Park Avenue, New York, New York 10022, Attention: Investor Relations. Likewise, if your household currently receives multiple copies of disclosure documents and you would like to receive one set, please contact us.

Whom should I call for additional information about voting by proxy or authorizing a proxy by telephone or Internet to vote my shares?

Please call Boston Financial, our proxy solicitor, at 1-888-772-2337.

How do I submit a stockholder proposal for next year’s Annual Meeting or proxy materials, and what is the deadline for submitting a proposal?

In order for a stockholder proposal to be properly submitted for presentation at our 2016 Annual Meeting and included in the proxy material for next year’s Annual Meeting, we must receive written notice of the proposal at our executive offices during the period beginning on December 22, 2015 and ending at 5:00 p.m., Eastern Time, on January 21, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: Business Development Corporation of America 405 Park Avenue — 14th Floor, New York, New York 10022, Attention: Nicholas Radesca, Chief Financial Officer, Treasurer and Secretary. For additional information, see the section in this Proxy Statement captioned “Stockholder Proposals for the 2016 Annual Meeting.”

UNLESS SPECIFIED OTHERWISE, THE PROXIES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE

ANNUAL MEETING IN 2016 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED. IN THE DISCRETION OF THE PROXY HOLDERS, THE PROXIES WILL ALSO BE VOTED “FOR” OR “AGAINST” SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. MANAGEMENT IS NOT AWARE OF ANY OTHER MATTERS TO BE PRESENTED FOR ACTION AT THE ANNUAL MEETING.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board of Directors, including our independent directors, is responsible for monitoring and supervising the performance of our day-to-day operations by the Adviser. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders or (if longer) until his or her successor is duly elected and qualifies. The Charter and bylaws provide that the number of directors shall be fixed by a resolution of the Board of Directors; provided, however, that from the commencement of the Company’s ongoing initial public offering the number of directors shall never be less than one or greater than fifteen. The number of directors on the Board is currently fixed at five.

The Board of Directors has proposed the following nominees for election as directors, each to serve for a term ending at the 2016 annual meeting of stockholders and until his or her successor is duly elected and qualifies: Peter M. Budko William M. Kahane, Leslie D. Michelson, William G. Stanley and Edward G. Rendell. Each nominee currently serves as a director of the Company. Messrs. Budko, Kahane, Michelson, Stanley and Rendell have indicated their willingness to continue to serve if elected and have consented to be named as nominees. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

The proxy holder named on the enclosed proxy card intends to vote “FOR” the election of each of the five nominees. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are authorizing a proxy to vote your shares by telephone or the Internet, follow the instructions provided when you authorize a proxy. Directors will be elected by a plurality of votes cast at the Annual Meeting, provided that a quorum is present. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote.

If, at the time of the Annual Meeting, one or more of the nominees should become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors. No proxy will be voted for a greater number of persons than the number of nominees described in this Proxy Statement.

Nominees

The table set forth below lists the names and ages of each of the nominees as of the date of this Proxy Statement and the position and office that each nominee currently holds with the Company:

Name	Age	Position
Peter M. Budko	55	Chairman and Chief Executive Officer
William M. Kahane	67	Director
Leslie D. Michelson	64	Independent Director
Randolph C. Read	62	Independent Director
Edward G. Rendell	71	Independent Director

Business Experience of Nominees

Peter M. Budko

Peter M. Budko has served as a director and chairman of the Board of Directors of our company since December 2014, chief executive officer of our company since November 2014, and has served as president of our company from April 2012 until November 2014 and as the chief operating officer of the company from January 2011 until November 2014. Mr. Budko has served as the chief executive officer of our Adviser since June 2010. He also served as the chief investment officer of our company from May 2010 until April 2012. Mr. Budko has also served as president and chief operating officer of Business Development Corporation of America II, or BDCA II, and as chief executive officer of its adviser since May 2014, as BDCA II’s chief executive officer since November 2014, as an executive officer of Realty Finance Trust, Inc., or RFT, and RFT’s advisor since their formation in November 2012, and as chief investment officer and a director of RCS Capital since February 2013. Mr. Budko has been a principal and a member of the investment committee of the adviser to BDCA Venture, Inc. (a publicly-listed BDC), or BDCV, BDCA Venture Adviser, LLC, or BDCV Adviser, since July 2014. Mr. Budko was a founding partner of our Sponsor and serves or has served in various executive capacities among other public, non-traded investment programs currently or formerly sponsored by our Sponsor. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets from 1997 to 2006. As head of this group, Mr. Budko had responsibility for a diverse platform of structured financial and credit products, including commercial asset securitization; net lease credit financing and acquisitions; structured tax free asset exchange solutions and qualified intermediary services for real estate exchange investors. While at Wachovia, Mr. Budko acquired over $5 billion of assets. From 1987 to 1997, Mr. Budko worked in the Private Placement and Corporate Real Estate Finance Groups at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the Corporate Real Estate Finance group in 1990. Within the Private Placement group, Mr. Budko was responsible for the origination, structuring and placement of highly structured debt offerings by corporate issuers within NationsBank. Mr. Budko received a B.A. in Physics from the University of North Carolina.

We believe that Mr. Budko’s current experience as an executive officer of our company, the Adviser, BDCA II and its adviser, BDCV Adviser, RFT and RFT’s advisor, as an executive officer and director of RCS Capital, as founding partner of our Sponsor and his experience in various executive capacities among other public, non-traded investment programs currently or formerly sponsored by our Sponsor, and significant prior financial services experience, make him well qualified to serve as our chairman of our Board of Directors

William M. Kahane

William M. Kahane has been an interested director of the Company since its formation in May 2010 and, until March 2012, was president of the Company. Mr. Kahane served as the president and chief operating officer of the BDCA Adviser, LLC (the “Adviser”) from its formation in June 2010 until March 2012. Mr. Kahane was appointed as a director and as the executive chairman of the Board of Directors of American Realty Capital New York City REIT II, Inc. in January 2015. Mr. Kahane has served as the chief executive officer and president of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since November 2014 and was appointed as a director and as chairman of the Board of Directors of ARC DNAV in December 2014. Mr. Kahane also previously served as a director of ARC DNAV from September 2010 until March 2012 and as chief operating officer and secretary of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from November 2014 until December 2014. Mr. Kahane has served as an executive officer of ARCT V, the ARCT V advisor and the ARCT V property manager since November 2014 and in December 2014 was appointed as chief executive officer. Mr. Kahane was appointed as a director and as chairman of the Board of Directors of ARCT V in February 2015. Mr. Kahane has served as chief executive officer of AR Capital Acquisition Corp. since August 2014. Mr. Kahane has been an interested director for two investment companies within the ARC Income Funds, a family of investment companies, since April 2013. Mr. Kahane has served as a director of ARC NYCR since its formation in December 2013 and was appointed as executive chairman in December 2014. Mr. Kahane served as chief operating officer, treasurer and secretary of ARC Global, the ARC Global advisor and the ARC Global property manager from October 2014 until February 2015 and was appointed executive chairman of the Board of Directors of ARC Global in February 2015. Mr. Kahane was appointed as a director and executive chairman of the Board of Directors of ARC Global II in December 2014 and previously served as the chief operating officer, treasurer and secretary of ARC Global II, the ARC Global II advisor and the ARC Global II property manager from October 2014 until December 2014. Mr. Kahane was appointed a director of ARC HOST in February 2014 and was appointed as executive chairman in December 2014. Mr. Kahane previously served as the chief executive officer and president of ARC HOST from August 2013 to November 2014. Mr. Kahane has served as a director of RFT since November 2014 and was appointed as chairman in December 2014. Mr. Kahane has served as a director of ARC RCA since its formation in July 2010 and also served as an executive officer of ARC RCA and the ARC RCA advisor from their respective formations in July 2010 and May 2010 until March 2012, and from November 2014 to December 2014, Mr. Kahane served as chief operating officer and secretary of ARC RCA and the ARC RCA advisor. Mr. Kahane has served as the president of ARC RCA and the ARC RCA advisor since November 2014 and was appointed as the chairman of the Board of Directors of ARC RCA and the chief executive officer of ARC RCA and the ARC RCA advisor in December 2014. Mr. Kahane was appointed as a director and as the chairman of the Board of Directors of ARC RCA II in December 2014 and has served as chief executive officer of ARC RCA II and the ARC RCA II advisor since November 2014. Mr. Kahane has served as the president of ARC RCA II and the ARC RCA II advisor since October 2014. Mr. Kahane served as chief operating officer and secretary of ARC RCA II and the ARC RCA II advisor from October 2014 to December 2014. Mr. Kahane was appointed as a director and executive chairman of the Board of Directors of ARC HT III in December 2014. Mr. Kahane served as a director of ARCP from February 2013 to June 2014. Mr. Kahane has also served as a director of NYRT since its formation in October 2009 and was appointed as executive chairman in December 2014. Mr. Kahane also previously served as president and treasurer of NYRT from its formation in October 2009 until March 2012. Mr. Kahane served as a director of ARC HT from its formation in August 2010 until January 2015 when ARC HT closed its merger with Ventas, Inc. Mr. Kahane previously served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their respective formations in August 2010 until March 2012. Mr. Kahane has served as a director of ARC HT II since March 2013 and served as executive chairman from December 2014 until February 2015. He also served as a director and executive officer of ARCP from December 2010 until March 2012. Additionally, Mr. Kahane served as an executive officer of ARCP’s former manager from November 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 until the close of ARCT’s merger with Realty Income Corporation in January 2013. He also served as a director of ARCT from August 2007 until January 2013. Mr. Kahane served as an executive officer of ARCT III, the ARCT III advisor, and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane served as a director of PECO II from August 2013 until January 2015. Mr. Kahane also has been the interested director of BDCA II since April 2014. Mr. Kahane served as a director of RCAP from February 2013 until December 2014, and served as chief executive officer of RCAP from February 2013 until September 2014. Mr. Kahane served as a director of Cole Real Estate Income Strategy (Daily NAV), Inc., or Cole DNAV, from February 2014 until December 2014, and served as a director of Cole Credit Property Trust, Inc., or CCPT, from May 2014 until February 2014.

Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979 where he worked on the development of hotel properties in Hawaii and California. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., or Morgan Stanley, specializing in real estate, including the lodging sector becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at American Financial Realty Trust, or AFRT, from April 2003 to August 2006, during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane served as a managing director of GF Capital Management & Advisors LLC, or GF Capital, a New York-based merchant banking firm, where he directed the firm’s real estate investments, from 2001 to 2003. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the Board of Directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business.

We believe that Mr. Kahane’s current and prior experience as a director and/or executive officer of the companies described above and his significant investment banking experience in real estate make him well qualified to serve as a member of our Board of Directors.

Leslie D. Michelson

Leslie D. Michelson was appointed as an independent director of the Company in January 2011. Mr. Michelson also has served as an independent director of BDCA II since August 2014, of BDCV since June 2014 and of Realty Capital Income Funds Trust, or RCIFT, a family of mutual funds advised by an affiliate of our Sponsor, since April 2013. Mr. Michelson served as an independent director from ARC HT since January 2011 until July 2012 and as lead independent director from July 2012 until January 2015. Mr. Michelson served as an independent director of ARCT from January 2008 until the close of its merger with Realty Income Corporation in January 2013. Mr. Michelson was appointed as lead independent director of ARCT in July 2012. Mr. Michelson served as an independent director of ARC RCA from March 2012 until October 2012. Mr. Michelson also has served as an independent director of ARCP from October 2012 until April 2015. Mr. Michelson was appointed as lead independent director of RFT in January 2013 and served as such until November 2014. Mr. Michelson served as an independent director of ARC DNAV from August 2011 until February 2012 and served as a director of NYRT from October 2009 until August 2011. Mr. Michelson has served as the chairman and chief executive officer of Private Health Management, a retainer-based primary care medical practice management company since April 2007. Mr. Michelson served as vice chairman and chief executive officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, from April 2002 until December 2006 and served on its Board of Directors from January 2002 until April 2013. Mr. Michelson served on the Board of Directors of Catellus Development Corp., or Catellus, from 1997 until 2004 when the company was sold to ProLogis. Mr. Michelson was a member of the Audit Committee of the Board of Directors, of Catellus for 5 years and served at various times as the chairman of the Audit Committee and the Compensation Committee. From April 2001 to April 2002, he was an investor in, and served as an advisor or director of, a portfolio of entrepreneurial healthcare, technology and real estate companies. From March 2000 to August 2001, he served as chief executive officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. From 1999 to March 2000, Mr. Michelson served as an adviser of Saybrook Capital, LLC, an investment bank specializing in the real estate and health care industries. From June 1998 to February 1999, Mr. Michelson served as chairman and co-chief executive officer of Protocare, Inc., a manager of clinical trials for the pharmaceutical industry and disease management firm. From 1988 to 1998, he served as chairman and chief executive officer of Value Health Sciences, Inc., an applied health services research firm he co-founded. Mr. Michelson has been a director of Nastech Pharmaceutical Company Inc., a NASDAQ-traded biotechnology company focused on innovative drug delivery technology, from 2004 to 2008, of Highlands Acquisition Company, an AMEX-traded special purpose acquisition company, from 2007 to 2009, and of G&L Realty Corp., a NYSE-traded medical office building REIT from 1995 to 2001, and of Landmark Imaging, a privately held diagnostic imaging and treatment company from 2007 to 2010. Also since June 2004 and through the present, he has been and is a director and vice chairman of ALS-TDI, a philanthropy dedicated to curing Amyotrophic Lateral Sclerosis (“ALS”), commonly known as Lou Gehrig’s disease. Mr. Michelson received his B.A. from The Johns Hopkins University in 1973 and a J.D. from Yale Law School in 1976.

We believe that Mr. Michelson’s current experience as an independent director of our company, BDCA II, BDCV and RCIFT; his previous experience as lead independent director of ARC HT and as a member of the Board of Directors of ARC DNAV, ARC RCA, ARCT, NYRT and RFT and Catellus and his legal education make him well qualified to serve as a member of our Board of Directors.

Randolph C. Read

Randolph C. Read was appointed an independent director of our company in December 2014. Mr. Read has been President and Chief Executive Officer of Nevada Strategic Credit Investments, LLC since 2009. From 2007 to 2009 Mr. Read served with The Greenspun Corporation, lastly as Executive Director and President, whose companies included its wholly owned subsidiary American Nevada Realty. Mr. Read has previously served as President of a variety of other companies, including International Capital Markets Group, Inc. Mr. Read serves on the Board of Directors of American Realty Capital Healthcare Trust II, Inc., or ARC HCT II, NYRT and Pacific Millennium Packaging Group Corporation (China) and the advisory board of the Flying Food Group, LLC and has previously served on a number of public and private company boards. He has an M.B.A. in Finance from the Wharton Graduate School of the University of Pennsylvania and a B.S. from Tulane University.

We believe that Mr. Read’s current and prior business experience described above and his leadership qualities make him well-qualified to serve as a member of our Board of Directors.

Edward G. Rendell

Edward G. Rendell was appointed as an independent director of the Company in January 2011. Governor Rendell also has served as an independent director of ARCT III from March 2012 until the close of its merger with ARCP in February 2013 and as an independent director of ARC RCA since October 2012. Governor

Rendell served as an independent director of ARCP from July 2011 until October 2012. Governor Rendell was reappointed as an independent director of ARCP in February 2013 and served until April 2015. Mr. Rendell was appointed as an independent director of ARC Global in May 2012. Governor Rendell also served as an independent director of ARC HT from January 2011 until March 2012. Governor Rendell served as the 45th Governor of the Commonwealth of Pennsylvania from January 2003 through January 2011. As the Governor of the Commonwealth of Pennsylvania, he served as the chief executive of the nation’s 6th most populous state and oversaw a budget of $28.3 billion. He also served as the Mayor of Philadelphia from January 1992 through January 2000. As the Mayor of Philadelphia, he eliminated a $250 million deficit, balanced the city’s budget and generated five consecutive budget surpluses. He was also the General Chairperson of the National Democratic Committee from November 1999 through February 2001. Governor Rendell served as the District Attorney of Philadelphia from January 1978 through January 1986. In 1986 he was a candidate for governor of the Commonwealth of Pennsylvania. In 1987, he was a candidate for the mayor of Philadelphia. From 1988 through 1991, Governor Rendell was an attorney at the law firm of Mesirov, Gelman and Jaffe. From 2000 through 2002, Governor Rendell was an attorney at the law firm of Ballard Sphar. Governor Rendell worked on several real estate transactions as an attorney in private practice. An Army veteran, Governor Rendell holds a B.A. from the University of Pennsylvania and a J.D. from Villanova Law School.

We believe that Governor Rendell’s current experience as an independent director of ARCT III, ARC RCA and ARC Global, his prior experience as an independent director of ARC HT, his over thirty years of legal, political and management experience gained from serving in his capacities as the Governor of Pennsylvania and as the Mayor and District Attorney of Philadelphia, including his experience in overseeing the acquisition and management of Pennsylvania’s real estate development transactions, including various state hospitals, make him well qualified to serve as a member of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. BUDKO, KAHANE, MICHELSON, READ AND RENDELL AS MEMBERS OF THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2016 ANNUAL STOCKHOLDERS MEETING AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Information About the Board of Directors and its Committees

The Board of Directors ultimately is responsible for the management and control of our business and operations. We have no employees and have retained the Adviser to manage our day-to-day operations. The Adviser is indirectly wholly owned by AR Capital, LLC (the “Sponsor”), which is majority owned and controlled by Mr. Nicholas S. Schorsch and Mr. William M. Kahane, one of our directors.

The Board of Directors held a total of eleven meetings during the fiscal year ended December 31, 2014 and took action by written consent on fourteen occasions. All directors and nominees attended at least 75% of the total number of meetings while they were a member of the Board of Directors. All of our directors attended the 2014 annual stockholders’ meeting. We anticipate that all directors and nominees will attend the Annual Meeting. We encourage all directors and director nominees to attend our Annual Meetings of stockholders.

The Board of Directors has approved and organized an audit committee, compensation committee and nominating and corporate governance committee.

Leadership Structure of the Board of Directors

Peter M. Budko serves as our chairman of the Board and also serves as our chief executive officer. Since December 2014 and November 2014, respectively, Mr. Budko has served as chairman of our Board of Directors and our chief executive officer. Our Board of Directors believes that our chief executive officer is best situated to serve as chairman because he is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. We believe the combined role of chairman and chief executive officer, together with our independent directors, is in our best interest because it provides the appropriate balance between strategic development and independent oversight of management.

Oversight of Risk Management

The Board of Directors has an active role in overseeing the management of risks applicable to the Company. The entire Board is actively involved in overseeing risk management for the Company through its oversight of the Company’s executive officers and the Adviser. Each committee of our Board of Directors plays a distinct role with respect to overseeing management of our risks:

•	Audit Committee: Our audit committee oversees the management of enterprise risks. To this end, our audit committee meets at least annually (i) to discuss our risk management guidelines, policies and exposures and (ii) with our independent registered public accounting firm to review our internal control environment and other risk exposures.
•	Compensation Committee: Our compensation committee oversees the management of risks relating to the fees paid to the Adviser under the Agreement. In fulfillment of this duty, the compensation committee meets at least annually to review the agreements. In addition, the compensation committee reviews the performance of the Adviser to determine whether the compensation paid was reasonable in relation to the nature and quality of services performed and whether the provisions of the Agreement were being satisfactorily performed.
•	Nominating and Corporate Governance Committee: Our nominating and corporate governance committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the committees each report to our Board of Directors on a regular basis to apprise our Board of Directors regarding the status of remediation efforts of known risks and of any new risks that may have arisen since the previous report.

Audit Committee

Each member of the audit committee is independent for purposes of the Investment Company Act of 1940, as amended (the “1940 Act”). Our audit committee consists of Messrs. Michelson (Chairman) and Read. The Board has determined that Mr. Michelson is qualified as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the rules and regulations of the SEC and is an independent director.

The audit committee, in performing its duties, monitors:

•	our financial reporting process;
•	the integrity of our financial statements;
•	compliance with legal and regulatory requirements;
•	the independence and qualifications of our independent and internal auditors, as applicable; and
•	the performance of our independent and internal auditors, as applicable.

Our audit committee held four meetings during the fiscal year ended December 31, 2014.

Our audit committee operates pursuant to a written charter. The charter of the audit committee is available to any stockholder who requests it c/o Business Development Corporation of America, 405 Park Avenue, 14th Floor, New York, NY 10022 and is also available on the Company’s website at www.bdcofamerica.com.

The audit committee’s report on our financial statements for the fiscal year ended December 31, 2014 is discussed below under the heading “Audit Committee Report.”

Compensation Committee

Each member of the compensation committee is independent for purposes of the 1940 Act. The compensation committee operates pursuant to a written charter and conducts periodic reviews of our Amended and Restated Investment Advisory and Management Services Agreement (the “Agreement”). The committee considers in such periodic reviews, among other things, whether the compensation of our Adviser is reasonable in relation to the nature and quality of services performed, and whether the provisions of the Agreement are being satisfactorily performed. Messrs. Michelson (Chairman), Rendell and Read serve as the members of our compensation committee. Our compensation committee met one time during fiscal year ended December 31, 2014. The charter of the compensation committee is available in print to any stockholder who requests it and is also available on the Company’s website at www.bdcofamerica.com.

Nominating and Corporate Governance Committee

Each member of the nominating and corporate governance committee is independent for purposes of the 1940 Act. The nominating and corporate governance committee is responsible for selecting, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on the Board of Directors or a committee of the Board of Directors, developing and recommending to the Board of Directors a set of corporate governance principles and overseeing the evaluation of the board and our management. The nominating and corporate governance committee met one time during fiscal year ended December 31, 2014. Messrs. Michelson, Rendell and Read (Chairman) serve as the members of our nominating and corporate governance committee. The charter of the nominating and corporate governance committee is available in print to any stockholder who requests it and is also available on the Company’s website at www.bdcofamerica.com.

When nominating director candidates, the nominating and corporate governance committee takes into consideration such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with investment companies and other organizations of comparable purpose, complexity, size and subject to similar legal restrictions and oversight, the interplay of the candidate’s experience with the experience of other members of the Board of Directors, each candidate’s ability to devote sufficient time to the affairs of the Company, and the extent to which the candidate would be a desirable addition to the Board and any committees thereof. In addition, while the Board of Directors does not have a formal policy on diversity, it will consider issues of diversity, including diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills when filling vacancies on the Board of Directors. Other than the foregoing, there are no stated minimum criteria for director nominees. The director nominees for the Annual Meeting were approved by the members of the nominating and corporate governance committee and the entire Board of Directors.

The Board of Directors will consider candidates nominated by stockholders provided that the stockholder submitting a nomination has complied with procedures set forth in the Company’s bylaws. See “Stockholder Proposals for the 2016 Annual Meeting” for additional information regarding stockholder nominations of director candidates.

Director Independence

Our Charter and bylaws provide for a Board of Directors with no fewer than one and no more than fifteen directors, a majority of whom must be independent. Under our Charter, a director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with the Company. The members of the Board of Directors who are not independent directors are referred to as interested directors.

Communications with the Board of Directors

The Company’s stockholders may communicate with the Board of Directors by sending written communications addressed to such person or persons in care of Business Development Corporation of America, 405 Park Avenue, 14th Floor, New York, New York 10022, Attention: Nicholas Radesca, Chief Financial Officer, Treasurer and Secretary. Mr. Radesca will deliver all appropriate communications to the Board of Directors no later than the next regularly scheduled meeting of the Board of Directors. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website.

COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS,
DIRECTORS AND CERTAIN STOCKHOLDERS

Compensation of Executive Officers

We currently have no employees. Our Adviser performs our day-to-day management functions. Our current executive officers, Peter M. Budko, Nicholas Radesca and Robert K. Grunewald, are all employees of the Adviser or an affiliate and do not receive any compensation directly from the Company for the performance of their duties as executive officers of the Company. Our former chief executive officer, Nicholas S. Schorsch, who resigned in December 2014, is a controlling person of our Sponsor and did not receive any compensation directly from the Company for the performance of his duties as chief executive officer of the Company. As a result, we do not have, and our Board has not considered, a compensation policy or program for our executive officers and has not included in this proxy statement a “Compensation Discussion and Analysis,” a report from our compensation committee with respect to executive compensation, a non-binding stockholder advisory vote on compensation of executives or a non-binding stockholder advisory vote on the frequency of the stockholder vote on executive compensation. See “Certain Relationships and Related Transactions” below for a discussion of fees and expenses payable to the Adviser and its affiliates.

Director, Executive Officer and Chief Compliance Officer

The following table presents certain information as of the date of this Proxy Statement concerning each of our directors and executive officers serving in such capacity:

Name	Age	Principal Occupation and Positions Held
Peter M. Budko(1)	55	Chairman and Chief Executive Officer
Robert K. Grunewald	52	President, Chief Investment Officer and Chief Operating Officer
Nicholas Radesca	49	Chief Financial Officer, Treasurer and Secretary
Thomas Riley	44	Chief Compliance Officer
William M. Kahane(1)	67	Director
Leslie D. Michelson(1)	64	Independent Director
Randolph C. Read(1)	62	Independent Director
Edward G. Rendell(1)	71	Independent Director

(1)	Please see “Business Experience of Nominees” above for biographical information about Mr. Budko and each of the members of the Company’s Board of Directors.

Robert K. Grunewald

Robert K. Grunewald has served as the chief investment officer of the Company since April 2012 and as president and chief operating officer of the Company since December 2014. Mr. Grunewald has also served as the chief investment officer of the Adviser since September 2011. Mr. Grunewald has also served on the investment committee of the investment adviser for BDCA Venture, Inc. since July 2014. Mr. Grunewald has over 25 years of experience with middle market finance, business development companies and asset management. Within the finance industry, he has participated as a lender, investment banker, M&A advisor, portfolio manager and hedge fund operator. As head of Financial Services M&A at NationsBank/Montgomery Securities from 1992 through 1997, Mr. Grunewald and his team completed numerous assignments for clients throughout the specialty finance industry. In 1997, Mr. Grunewald was recruited to lead the Specialty Finance Investment Banking Practice at what became Wachovia Securities. At Wachovia, Mr. Grunewald managed a number of high profile transactions, including initial public offerings and secondary offerings for some of the largest publicly-traded BDCs and finance companies including Capital Source, American Capital Strategies, Allied Capital, Ares Capital and Gladstone Capital. In 2006, Mr. Grunewald joined American Capital Strategies, or ACAS, a publicly-traded BDC and global asset manager with current assets under management in excess of $52 billion. As head of the Financial Services Investment Practice from 2006 through 2009, Mr. Grunewald and his team focused on investment activity in the specialty finance, insurance, depository and asset management sectors. In his three years at ACAS, Mr. Grunewald committed over $1 billion to debt and equity investments and also founded two highly successful financial services companies at ACAS: Core Financial Holdings, a diversified commercial finance company and asset based lender, and American Capital

Agency Corporation (NASDAQ: “AGNC”), a publicly traded mortgage REIT. Mr. Grunewald’s relationships and contacts within the middle market finance arena will allow BDCA to source debt and equity investments from a large universe of middle market originators and sponsors.

Nicholas Radesca

Nicholas Radesca has served as the chief financial officer and treasurer of the Company and the Adviser since February 2013. Mr. Radesca has also served as the chief financial officer and treasurer of American Energy Capital Partners, LP’s general partner since October 2013. Mr. Radesca has served as chief financial officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since January 2014. In addition, Mr. Radesca has served as chief financial officer of ARCT V, the ARC V advisor and the ARCT V property manager since January 2014. Mr. Radesca has also served as the chief financial officer of NYRT, the NYRT advisor, the NYRT property manager from February 2014 until April 2014. Mr. Radesca also served as the interim chief financial of ARC HT, the ARC HT advisor, the ARC HT property manager, ARC HT II, the ARC HT II advisor and the ARC HT II property manager from February 2014 to March 2014. Mr. Radesca has also served as the chief financial officer and treasurer of ARC RFT and the ARC RFT advisor since January 2013. Prior to joining American Realty Capital in December 2012, Mr. Radesca was employed by Solar Capital Management, LLC, from March 2008 to May 2012, where he served as the chief financial officer and corporate secretary for Solar Capital Ltd. and its predecessor company, and Solar Senior Capital Ltd., both of which are publicly traded business development companies. From 2006 to February 2008, Mr. Radesca served as the chief accounting officer at iStar Financial Inc., a publicly traded commercial REIT, where his responsibilities included overseeing accounting, tax and SEC reporting. Prior to iStar, Mr. Radesca served in various senior accounting and financial reporting roles at Fannie Mae, Del Monte Foods Company, Providian Financial Corporation and Bank of America. Mr. Radesca has nearly 20 years of experience in financial reporting and accounting and is a licensed certified public accountant in New York and Virginia. He holds a B.S. in accounting from the New York Institute of Technology and an M.B.A. from the California State University, East Bay.

Thomas Riley

Thomas Riley has served as chief compliance officer of the Company since April 2015 and has served as CCO of the Adviser since March 2015. Mr. Riley is a Compliance Officer with RCS Advisory Services, LLC (“RCS Advisory”), an affiliate of the Sponsor that provides certain administrative and compliance services to the Company and other investment companies sponsored or advised by the Sponsor or its affiliates. Prior to joining RCS Advisory in January 2015, Mr. Riley was senior risk manager for the Dealer Manager from June 2014, where he worked on compliance matters for the Dealer Manager’s retail broker-dealer subsidiaries. Prior to joining the Dealer Manager, Mr. Riley was with The Guardian Life Insurance Company of America from April 2004 to June 2014 where he served as AVP, Head of Sales Supervision for their wealth management advisory platform. Mr. Riley has received his BS in Finance & Economics from Siena College.

Compensation of Directors

The following table sets forth information regarding compensation of our directors during the fiscal year ended December 31, 2014:

Name	Fees Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Peter M. Budko(1)	$—	$—	$—	$—	$—	$—	$—
William M. Kahane(1)	—	—	—	—	—	—	—
Leslie D. Michelson	27,500	—	—	—	—	—	27,500
Randolph C. Read(2)	—	—	—	—	—	—	—
Edward G. Rendell	20,000	—	—	—	—	—	20,000

(1)	Messrs. Budko and Kahane receive no additional compensation for service as an executive officer or director of the Company.
(2)	Mr. Read was elected to the Board effective December 18, 2014.

Independent directors receive an annual fee of $20,000 plus reimbursement of any reasonable out-of pocket expenses incurred in connection with their service on the Board of Directors. In addition, the chairman of the audit committee receives an annual fee of $5,000 and the chairman of each of the nominating and corporate governance committee and the compensation committee receive an annual fee of $2,500 for their additional services, if any, in these capacities. In addition, the Company purchases directors’ and officers’ liability insurance on behalf of its directors and officers. The Company’s independent directors will also receive compensation for the in-person attendance of certain industry-related events and seminars in the amount of: (1) $2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours; or (2) $5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.

STOCK OWNERSHIP BY DIRECTORS, OFFICERS AND CERTAIN STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of April 30, 2015, in each case including shares of Common Stock which may be acquired by such persons within 60 days, by:

•	each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock based solely upon the amounts and percentages contained in the public filings of such persons;
•	each of the Company’s officers and directors; and
•	all of the Company’s officers and directors as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned		Percentage(2)
BDCA Adviser, LLC	163,866			*
Interested Directors:
Peter M. Budko	33,749			*
William M. Kahane	—		—
Independent Directors:
Leslie D. Michelson	8,678			*
Randolph C. Read	—		—
Edward G. Rendell	—		—
Officers (that are not directors):
Robert K. Grunewald	—		—
Nicholas Radesca	—		—
All directors and executive officers as a group (7 persons)	206,293	(3)	0.1%

*	Less than 1%
(1)	The business address of each individual or entity listed in the table is 405 Park Avenue, New York, New York 10022.
(2)	Based on a total of 170,168,325 shares of common stock issued and outstanding on April 30, 2015.
(3)	Our Adviser, which owns 163,866 shares of those presented above, is 100% owned by American Realty Capital II Advisors, LLC, which is indirectly majority-owned by Nicholas S. Schorsch and William M. Kahane through the Sponsor. Peter M. Budko is a member of the Sponsor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Adviser

We have entered into an investment advisory and management services agreement, as amended and restated, with the Adviser whereby the Adviser manages our day to day operations. Our Adviser is indirectly wholly owned by our Sponsor, which is controlled by Mr. Schorsch and Mr. Kahane, a member of our Board of Directors. Our officers and the Adviser’s investment professionals may also serve as principals of other investment managers affiliated with the Adviser or AR Capital that may in the future manage investment funds with investment objectives similar to ours.

For the year ended December 31, 2014, we incurred $24.9 million of management fees, of which the Adviser waived $0.0 million. For the year ended December 31, 2014, we incurred $9.9 million of incentive fees, of which the Advisor waived $1.3 million.

The Adviser, pursuant to a private placement, contributed an aggregate of $200,000 to purchase 22,222 shares of common stock at $9.00 per share, which represents the public offering price at that time of $10.00 per share minus selling commissions of $0.70 per share and dealer manager fees of $0.30 per share. Because no sales commission or dealer manager fees were paid on the gross offering proceeds from the private placement, the per share net offering proceeds received by us from the private placement were equal to the per share net offering proceeds that we received from investors who purchased our shares at a price of $10.00 in this offering. In addition, the Adviser has contributed an additional $1,300,000 to purchase 140,845 shares of our common stock at $9.23 per share so that the aggregate contribution by the Adviser was $1,500,000. The Adviser will not tender any of its shares for repurchase as long as they continue to serve as our investment adviser.

Any transaction with our affiliates must be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of the directors, including a majority of disinterested directors.

Expense Support Agreement

The Adviser and its affiliates may incur and pay costs and fees on behalf of the Company which may be reimbursable to the Adviser. The Company and the Adviser have entered into an expense support agreement (the “Expense Support Agreement”) whereby the Adviser may pay the Company up to 100% of all offering and operating expenses (“Expense Support Payment”) for any period beginning on the effective date of the Registration Statement, until the Adviser and the Company mutually agree otherwise. The Expense Support Payment for any month shall be paid by the Adviser to the Company in cash and/or offsets against amounts due from the Company to the Adviser, no later than five business days after the end of such month.

Offering and operating expenses subject to this agreement included offering costs incurred in connection with the Company’s ongoing offering of common stock, which are recorded as a component of equity, and expenses as defined by U.S. GAAP, including, without limitation, advisory fees payable and interest on indebtedness for such period, if any.

Pursuant to the terms of the Expense Support Agreement, the Company has agreed to reimburse the Adviser for each Expense Support Payment within three years from the date in which such Expense Support Payment is made by the Adviser, if requested by the Adviser. Reimbursement shall be made as promptly as possible, but only to the extent it does not cause the Company’s operating expenses, excluding organization and offering expenses, management fees and incentive fees payable to the Adviser, financing fees and interest, brokerage commissions and extraordinary expenses to exceed 1.5% of net assets attributable to shares of common stock after taking such payment into account.

If an Expense Support Payment has not been reimbursed within three years of the date such Expense Support Payment was incurred, the Company’s obligation to pay such Expense Support Payment shall automatically terminate, and be of no further effect.

For the years ended December 31, 2014 and 2013, no Expense Support Payments were made by our Adviser. For the year ended December 31, 2012, $0.3 million in Expense Support Payments were made by our Adviser.

Dealer Manager

We have entered into a dealer manager agreement with Realty Capital Securities, LLC (our “Dealer Manager”). We paid to our Dealer Manager 7% of the gross offering proceeds from our initial public offering, except that no selling commissions were paid on shares sold under our distribution reinvestment plan. Our Dealer Manager reallowed all of the selling commission to participating broker-dealers. Alternatively, a participating broker-dealer was permitted to elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering. Our Dealer Manager was required to repay to the Company any excess amounts received over FINRA’s 10% cap if the offering was abruptly terminated before reaching the maximum amount of offering proceeds, which did not occur. Additionally, we paid to our Dealer Manager a dealer manager fee equal to 3% of the gross offering proceeds of our primary offering; we did not pay a dealer manager fee with respect to sales under our distribution reinvestment plan. Our Dealer Manager was permitted to reallow all or part of the dealer manager fee to participating broker-dealers. During the fiscal year ended December 31, 2014, the Company incurred $87.5 million to our Dealer Manager for commissions and dealer manager fees, of which approximately $57.9 million was paid directly to participating broker-dealers per our Dealer Manager’s instruction and an additional $10.0 million was reallowed to participating broker dealers.

Nicholas S. Schorsch and William M. Kahane, one of our directors, together indirectly own a majority of the ownership and voting interests of the public parent company that owns our Dealer Manager.

The public parent company of our Dealer Manager is under common ownership our Sponsor and our Adviser is owned directly or indirectly by our Sponsor. Our Sponsor is owned by current officers and/or directors of the Company as follows: Nicholas S. Schorsch and William M. Kahane, one of our directors, own a controlling interest in our Sponsor and Peter M. Budko, our chief executive officer, is an equity holder of our Sponsor.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities during the fiscal year ended December 31, 2014. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.

To the Directors of Business Development Corporation of America:

We have reviewed and discussed with management Business Development Corporation of America’s audited financial statements as of and for the year ended December 31, 2014.

We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Business Development Corporation of America’s Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee

Leslie D. Michelson (Chairman)
Randolph C. Read

INDEPENDENT REGISTERED ACCOUNTING FIRM

The audit committee of the Board of Directors has selected and appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending 2015. KPMG has audited our consolidated financial statements for the most recent fiscal year ended December 31, 2014. KPMG was selected and appointed as the Company’s independent registered public accounting firm on February 2, 2015. A representative of KPMG will attend the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Until its resignation on January 22, 2015, Grant Thornton LLP (“Grant Thornton”) had served as the Company’s independent registered public accounting firm. Grant Thornton’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and the subsequent interim period from January 1, 2015 through January 22, 2015, (i) there were no disagreements between the Company and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recent fiscal years and the subsequent interim period from January 1, 2015 through February 2, 2015, neither the Company nor anyone acting on behalf of the Company, consulted KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Fees

Aggregate fees for professional services rendered by KPMG and Grant Thornton for the year ended December 31, 2014 and by Grant Thornton for the year ended December 31, 2013 were as follows:

	2014	2013
Audit Fees	$1,640,073	$275,040
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	51,025
Total Fees	$1,640,073	$326,065

Audit Fees

Audit fees were for professional services rendered for audits of the Company’s annual consolidated financial statements, reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q and consents on the Company’s amendments to Form N-2.

Audit Related Fees

There were no audit related fees billed for the fiscal years ended December 31, 2014 and December 31, 2013.

Tax Fees

There were no tax fees billed for the fiscal years ended December 31, 2014 and 2013.

All Other Fees

Fees for other services would include fees for products and services other than the services reported above. Other fees billed in fiscal years 2014 and 2013 were $0 and $51,025, respectively. Our audit committee has considered the compatibility of non-audit services with the auditor’s independence.

Pre-Approval Policies and Procedures

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the related requirements of the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services rendered by Grant Thornton during the fiscal year ended December 31, 2014 were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the Common Stock of the Company to file initial reports of ownership of such securities and reports of changes in ownership of such securities with the SEC. Such officers, directors and 10% stockholders of the Company are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the written statements and copies of such forms received by it, other than as follows, the Company believes that during fiscal year ended December 31, 2014 all Section 16(a) filing requirements applicable to the executive officers, directors and stockholders were timely satisfied, except, due to administrative errors, the following were not timely filed: one Form 4 for Mr. Michelson.

CODE OF ETHICS

The Board of Directors adopted a code of ethics (the “Code of Ethics”) that applies to the registrant’s principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, full and fair disclosure, reporting of violations and compliance with laws and regulations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee are independent directors and none of the members are present or past employees of the Company. No member of the Compensation Committee: (i) has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the board.

OTHER MATTERS PRESENTED FOR ACTION AT THE 2015 ANNUAL MEETING

Our Board of Directors does not intend to present for consideration at the Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for consideration at the meeting, the persons named in the proxy will vote thereon pursuant to the discretionary authority conferred by the proxy.

PROPOSAL 2: APPROVAL OF LISTING CHARTER AMENDMENT PROPOSAL 1

Background

On December 9, 2014, the Board considered certain matters in connection with a potential Listing, which, if completed, would provide liquidity to the Company’s stockholders. A Listing is one option for the Company to achieve a liquidity event for its stockholders, which could also include the sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation or a merger or another transaction approved by our board of directors in which our stockholders will receive cash or shares of a publicly traded company (each, a “Liquidity Event”). The Company currently expects that a Listing could occur within 12 months, provided that such Listing or other Liquidity Event could occur at such earlier or later time as the Board may determine, taking into consideration market conditions and other factors. In light of the potential for a Listing, the Company is proposing to amend and restate the Charter, including Section 4.1 of the Charter as described below, in order to conform more closely certain provisions of the Charter to provisions in the charters of most other Listed BDCs. The proposed amendments to the Charter make certain other changes that the Board believes are appropriate for a Listed BDC.

While the Board has not set a definitive time frame for a Listing or other Liquidity Event, the Company believes that seeking approval of these changes to the Charter, which will only go into effect if and immediately prior to a Listing, will avoid the cost and time delay of another stockholder vote prior to a Listing. Moreover, any market changes resulting during the delay associated with seeking another stockholder vote could adversely affect the Company’s ability to list the Shares at an optimal time.

The affirmative vote by the holders of the majority of our outstanding shares of common stock entitled to be cast is necessary for approval of Listing Charter Amendment Proposal 1.

Principal Change

The following discussion summarizes the principal change the Company is asking its stockholders to approve in connection with Listing Charter Amendment Proposal 1. This summary description is qualified in its entirety by the complete text of the proposed Third Articles of Amendment and Restatement, a copy of which is attached hereto as Exhibit A to this proxy statement (the “Third Articles”). The Third Articles attached hereto as Exhibit A are marked to show the changes made to the current Charter and reflect the modifications proposed to be made by Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7 (each as more fully described below). If approved by stockholders at the Annual Meeting, the amendments reflected in the Third Articles and described in Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7 will be effected by the Company’s filing of the Third Articles with the State Department of Assessment and Taxation of the State of Maryland (the “SDAT”), and will become effective upon filing and acceptance for record by the SDAT. If any of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7 are approved, the Company plans to file the Third Articles reflecting approved changes to the Charter immediately prior to a Listing. Even if approved by the Company’s stockholders, Listing Charter Amendment Proposal 1 will not be implemented unless and until a Listing occurs.

Classified Board of Directors

The Charter currently provides that the Company’s directors shall hold office for one-year terms, until the Company’s next Annual Meeting of stockholders. If Listing Charter Amendment Proposal 1 is approved, the Company would implement a “staggered board.” Accordingly, the Third Articles provide that the Board shall be classified into three classes: one class to hold office initially for a term expiring at the next succeeding Annual Meeting of stockholders; a second class to hold office for a term expiring at the second succeeding Annual Meeting of stockholders; and a third class to hold office initially for a term expiring at the third succeeding Annual Meeting of stockholders. After such initial terms, the elected directors will hold office for three-year terms, with one class’s term expiring each year.

In publicly held companies, staggered boards have the effect of making hostile takeover attempts more difficult. When a board is staggered, hostile bidders must win more than one proxy contest at successive shareholder meetings in order to exercise control of the target company. Particularly in combination with a shareholder rights plan, also known as a “poison pill”, a staggered board that cannot be dismantled or evaded is one of the most potent takeover defenses available to U.S. companies. Institutional shareholders are increasingly calling for an end to staggered boards of directors (also called “declassifying” the boards) because staggered boards, along with other anti-takeover provisions, could have the effect of depriving the owners of shares in such companies of opportunities to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the company in a tender offer or similar transaction.

The Board believes that a staggered board would provide important benefits to the Company and its stockholders. A staggered board will help to ensure the continuity and stability of the Company’s business strategies and management of the Company’s business because a majority of the Board at any given time will have prior experience as directors of the Company. Further, a classified board structure is designed to prevent sudden disruptive changes to the composition of the Board and enhance long-term planning. Three-year terms provide the Company’s directors an appropriate amount of time to develop a deeper and more thorough understanding of the Company’s business, competitive environment and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the best interests of the stockholders. As a listed company, a declassified board could result in higher turnover of the Company’s directors and have an adverse impact on the effectiveness of the Board. Furthermore, given the current corporate governance climate in which many qualified directors are declining to serve on public company boards, the Company could be placed at a competitive disadvantage in recruiting qualified director candidates if such candidates are concerned that their service could potentially be cut short after only one year.

The implementation of a staggered board could be perceived negatively by the market and result in the Company’s stock, after a potential Listing, performing less well when compared to peers that do not have a staggered board, which may negatively impact a shareholder who desires to sell the Company’s shares if a potential Listing occurs. However, the Board considered the prevalence of the staggered boards in its expected peer group of Listed BDCs and noted that the majority of Listed BDCs have such structures.

In addition, electing a director to a three-year term enhances the independence of a non-employee director by providing him or her with a longer term of office. This longer term provides enhanced independence from management and from special interest groups that may have an agenda contrary to the long-term interests of the Company’s stockholders generally. The Company believes that three-year terms of Board members will encourage them to take on long-term initiatives for the substantial benefit of the Company’s stockholders.

Summary of Specific Change

Listed below, in summary form, is the specific change that will be made to the current Charter pursuant to Listing Charter Amendment Proposal 1 if Listing Charter Amendment Proposal 1 is approved by stockholders at the Annual Meeting and a Listing occurs. The below summary does not identify certain immaterial changes to the Charter or changes that are described as part of Listing Charter Amendment Proposal 2 through Listing Charter Amendment Proposal 7. Please see the marked version of the Charter attached hereto as Exhibit A, which reflects all the proposed changes to the Charter.

•	Revisions to Section 4.1 to provide for a staggered Board.

Vote Required

Listing Charter Amendment Proposal 1 requires the approval of the majority of our outstanding shares of common stock. You may vote for or against or abstain on Listing Charter Amendment Proposal 1. Abstentions and broker non-votes will have the same effect as votes against Listing Charter Amendment Proposal 1. Proxies received will be voted “FOR” the approval of Listing Charter Amendment Proposal 1 unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to Listing Charter Amendment Proposal 1. Accordingly, to the extent that you object to Listing Charter Amendment Proposal 1, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your Shares under the provisions of Maryland law governing appraisal rights.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” LISTING CHARTER AMENDMENT PROPOSAL 1.

PROPOSAL 3: APPROVAL OF LISTING CHARTER AMENDMENT PROPOSAL 2

Background

The Company has conducted a continuous public offering of Shares since January 2011. Because the Shares are not listed on a national securities exchange and were not expected to be listed in connection with the Company’s continuous public offering, the Company was required to register its continuous public offering with state securities administrators in each state in which the Company desired to offer Shares for sale. In offerings that are subject to state securities regulation, most states hold BDCs to the standards set forth in the Omnibus Guidelines published by the North American Securities Association, or NASAA (the “NASAA Guidelines”). As a BDC, a number of states where the Company wished to offer Shares for sale required the Company to include a number of limitations imposed by the NASAA Guidelines in the Company’s governing documents, including the Charter.

In light of the potential for a Listing, the Company is proposing to amend and restate the Charter in order to conform more closely certain provisions of the Charter to provisions in the charters of most other Listed BDCs. The proposed amendments to the Charter would remove the NASAA-mandated limitations because they impose an unnecessary administrative burden on the Company, will no longer be required provided a Listing occurs, and could put the Company at a competitive disadvantage relative to its listed competitors whose charters do not contain these restrictions.

The affirmative vote by the holders of a majority of our outstanding shares of common stock entitled to be cast is necessary for approval of Listing Charter Amendment Proposal 2.

Principal Changes

The following discussion summarizes the principal changes the Company is asking its stockholders to approve in connection with Listing Charter Amendment Proposal 2. This summary description is qualified in its entirety by the complete text of the Third Articles, a copy of which is attached hereto as Exhibit A to this proxy statement. If approved by stockholders at the Annual Meeting, the amendments described in Listing Charter Amendment Proposal 2 and reflected in the Third Articles will be effected by the Company’s filing of the Third Articles with the SDAT, and will become effective upon filing and acceptance for record by the SDAT. If any of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7 are approved, the Company plans to file the Third Articles reflecting approved changes to the Charter immediately prior to a Listing. Even if approved by the Company’s stockholders, Listing Charter Amendment Proposal 2 will not be implemented unless and until a Listing occurs.

A copy of the proposed Third Articles is attached hereto as Exhibit A to this proxy statement and is marked to show the changes made to the current Charter. The Third Articles reflect the modifications proposed to be made by Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7.

Provisions Regarding Certain Affiliated Transactions

The Charter contains numerous provisions that limit the Company’s ability to engage in specific transactions with BDCA Adviser and its affiliates. In general, these provisions require that such transactions (which are referred to herein as “affiliated transactions”) be approved by a majority of the Company’s directors (including a majority of its independent directors). These provisions address a number of transactions including joint ventures, sales and leases to and from the Company, loans to and from the Company, as well as general restrictions on affiliated transactions with BDCA Adviser and its affiliates. The Third Articles remove these limitations.

Maryland law and the 1940 Act contain restrictions on the Company’s ability to engage in related-party transactions. Under Maryland law, a transaction with any of the Company’s directors or any other entity in which any of its directors is a director or has a material financial interest is not voidable solely because of the interest so long as the transaction is approved by a majority of the Company’s independent directors of the transaction is fair and reasonable to the Company. Further, under the 1940 Act, the Company is prohibited from participating in certain transactions with certain of its affiliates without the prior approval of the majority of the independent directors, and in some cases, the SEC. Therefore, charters of Listed BDCs do not typically contain provisions of that nature that address affiliated transactions. However, there are risks to this change, as the proposed removal of these provisions increases the risk that the Company may pursue affiliated transactions such as those described above, which, if such investments perform poorly, could adversely affect the Company’s results of operations and the value of your investment in it. However, the Board does not believe that the removal of these limitations related to BDCA Adviser and its affiliates will have an adverse effect on the Company because of the protections otherwise afforded by applicable law.

Conforming Changes and Other Ministerial Modifications

The Third Articles reflect a number of changes and other modifications of a ministerial nature that are necessary in light of the other changes being proposed in Listing Charter Amendment Proposal 2. These changes and modifications include, among other things, deletion and revision of definitions, references and cross-references and other provisions which are no longer applicable to the Company or which need to be updated, and the necessary re-numbering and lettering of remaining provisions.

In particular, Section 6.3 of the Charter provides that certain other provisions of the Charter shall not apply and shall be of no force and effect if the Company’s shares of common stock are qualified as “covered securities” as defined by Section 18 of the Securities Act of 1933, as amended, including Section 5.5, Section 5.6, Section 5.8, Section 6.2, Article VII, Article VIII, Article IX, Article XI, Article XII and Article XIII. Accordingly, these provisions, including Section 6.3, will be deleted upon a Listing.

Summary of Specific Changes

Listed below, in summary form, are the specific changes that will be made to the current Charter pursuant to Listing Charter Amendment Proposal 2 if Listing Charter Amendment Proposal 2 is approved by stockholders at the Annual Meeting and a Listing occurs. The below summary does not identify certain immaterial changes to the Charter or changes that are described as part of Listing Charter Amendment Proposal 1, or Listing Charter Amendment Proposal 3 through Listing Charter Amendment Proposal 7. Please see the marked version of the Charter attached hereto as Exhibit A, which reflects all the proposed changes to the Charter.

•	Revision of Section 4.2 to delete the cross reference to former Section 11.1.
•	Deletion of Article X to remove the NASAA Guidelines provisions restricting certain transactions between the Company and BDCA Adviser, any director and their affiliates.

Vote Required

Listing Charter Amendment Proposal 2 requires the approval of the majority of our outstanding shares of common stock entitled to be cast. You may vote for or against or abstain on Listing Charter Amendment Proposal 2. Abstentions and broker non-votes will have the same effect as votes against Listing Charter Amendment Proposal 2. Proxies received will be voted “FOR” the approval of Listing Charter Amendment Proposal 2 unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to Listing Charter Amendment Proposal 2. Accordingly, to the extent that you object to Listing Charter Amendment Proposal 2, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your Shares under the provisions of Maryland law governing appraisal rights.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” LISTING CHARTER AMENDMENT PROPOSAL 2.

PROPOSAL 4: APPROVAL OF LISTING CHARTER AMENDMENT PROPOSAL 3

Background

As discussed further above, in light of the Company’s potential Listing, the Company is proposing to amend and restate the Charter in order to conform it more closely to the charters of most other Listed BDCs. In addition to amending and restating the Company’s existing Charter in order to reflect the changes described in Listing Charter Amendment Proposal 1, Listing Charter Amendment Proposal 2 and Listing Charter Amendment Proposal 4 through Listing Charter Amendment Proposal 7, the Company is proposing to further amend and restate the Charter in order to amended Section 4.8 in the Third Articles to conform more closely the Charter to the charters of most other Listed BDCs.

The affirmative vote by the holders of the majority of our outstanding shares of common stock entitled to be cast is necessary for approval of Listing Charter Amendment Proposal 3.

Principal Change

The following discussion summarizes the principal change the Company is asking its stockholders to approve in connection with Listing Charter Amendment Proposal 3. This summary description is qualified in its entirety by the complete text of the Third Articles, a copy of which is attached hereto as Exhibit A to this proxy statement. If approved by stockholders at the Annual Meeting, the amendment described in Listing Charter Amendment Proposal 3 and reflected in the Third Articles will be effected by the Company’s filing of the Third Articles with the SDAT, and will become effective upon filing and acceptance for record by the SDAT. If any of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7 are approved, the Company plans to file the Third Articles reflecting approved changes to the Charter immediately prior to a Listing. Even if approved by the Company’s stockholders, Listing Charter Amendment Proposal 3 will not be implemented unless and until a Listing occurs.

A copy of the proposed Third Articles is attached hereto as Exhibit A to this proxy statement and is marked to show the changes made to the current Charter. The Third Articles reflect the modifications proposed to be made by Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7.

Removal of Directors

Maryland law provides that stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors, except, among other things, as otherwise provided in the charter. The Company proposes to revise Section 4.8 in the Third Articles that provides that directors may be removed only for “cause” and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

In connection with a proposed Listing and the related increased risk of hostile takeover attempts, the Board believes that the adoption of these antitakeover provisions may discourage others from trying to (i) acquire control of the Company, which may reduce your ability to liquidate your investment in the Company or to receive a control premium for your Shares, or (ii) change the composition of the Board, which may make it more difficult to influence the Company’s management, which could result in policies, actions or Board composition that are not as favorable to stockholders as they otherwise would be.

Summary of Specific Change

Listed below, in summary form, is the specific change that will be made to the current Charter pursuant to Listing Charter Amendment Proposal 3 if Listing Charter Amendment Proposal 3 is approved by stockholders at the Annual Meeting and a Listing occurs. The below summary does not identify certain immaterial changes to the Charter or changes that are described as part of Listing Charter Amendment Proposal 1, Listing Charter Amendment Proposal 2, or Listing Charter Amendment Proposal 4 through Listing Charter Amendment Proposal 7. Please see the marked version of the Charter attached hereto as Exhibit A, which reflects all the proposed changes to the Charter.

•	Revision of a Section 4.8 regarding procedures for director removal.

Vote Required

Listing Charter Amendment Proposal 3 requires the approval of the majority of our outstanding shares of common stock entitled to be cast. You may vote for or against or abstain on Listing Charter Amendment Proposal 3. Abstentions and broker non-votes will have the same effect as votes against Listing Charter Amendment Proposal 3. Proxies received will be voted “FOR” the approval of Listing Charter Amendment Proposal 3 unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to Listing Charter Amendment Proposal 3. Accordingly, to the extent that you object to Listing Charter Amendment Proposal 3, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your Shares under the provisions of Maryland law governing appraisal rights.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” LISTING CHARTER AMENDMENT PROPOSAL 3.

PROPOSAL 5: APPROVAL OF LISTING CHARTER AMENDMENT PROPOSAL 4

Background

As discussed further above, in light of the Company’s potential Listing, the Company is proposing to amend and restate the Charter in order to conform it more closely to the charters of most other Listed BDCs. In addition to amending and restating the Company’s existing Charter in order to reflect the changes described in Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 3 and Listing Charter Amendment Proposal 5 through Listing Charter Amendment Proposal 7, the Company is proposing to further amend and restate the Charter in order to include a new Section 5.5 in the Third Articles to conform more closely the Charter to the charters of most other Listed BDCs.

The affirmative vote by the holders of the majority of our outstanding shares of common stock entitled to be cast as of the Record Date is necessary for approval of Listing Charter Amendment Proposal 4.

Principal Change

The following discussion summarizes the principal change the Company is asking its stockholders to approve in connection with Listing Charter Amendment Proposal 4. This summary description is qualified in its entirety by the complete text of the Third Articles, a copy of which is attached hereto as Exhibit A to this proxy statement. If approved by stockholders at the Annual Meeting, the amendments described in Listing Charter Amendment Proposal 4 and reflected in the Third Articles will be effected by the Company’s filing of the Third Articles with the SDAT, and will become effective upon filing and acceptance for record by the SDAT. If any of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7 are approved, the Company plans to file the Third Articles reflecting approved changes to the Charter immediately prior to a Listing. Even if approved by the Company’s stockholders, Listing Charter Amendment Proposal 4 will not be implemented unless and until a Listing occurs.

A copy of the proposed Third Articles is attached hereto as Exhibit A to this proxy statement and is marked to show the changes made to the current Charter. The Third Articles reflect the modifications proposed to be made by Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7.

Provision Regarding Stockholder Inspection of Books and Records

The Third Articles provide that the Company may limit a stockholder’s right to inspect the books and records of the Company if the Board determines that such stockholder has an improper purpose for requesting such inspection. The Company believes this change will conform the Charter more closely to the charters of other Listed BDCs. The Company also believes that the change will increase the Company’s ability to protect the privacy of its stockholders. The Company believes the change also enhances its anti-takeover defenses by making it more difficult for a potential acquirer to acquire Shares or to contact stockholders for the purpose of trying to influence the Company’s management. Although the Company believes the change is in the best interest of the Company, the proposed change to the Charter may discourage others from trying to acquire control of the Company, which may reduce your ability to liquidate your investment in the Company or to receive a control premium for your Shares. The proposed change may also make it more difficult for stockholders to communicate with each other to influence the Company’s management, which could result in policies, actions or Board composition that are not as favorable to you as they otherwise would be.

Summary of Specific Change

Listed below, in summary form, is the specific change that will be made to the current Charter pursuant to Listing Charter Amendment Proposal 4 if Listing Charter Amendment Proposal 4 is approved by stockholders at the Annual Meeting and a Listing occurs. The below summary does not identify certain immaterial changes to the Charter or changes that are described as part of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 3, or Listing Charter Amendment Proposal 5 through Listing Charter Amendment Proposal 7. Please see the marked version of the Charter attached hereto as Exhibit A, which reflects all the proposed changes to the Charter.

•	Addition of a new Section 5.5 clarifying the Board’s ability to limit a stockholder’s inspection of the Company’s books and records upon an improper purpose.

Vote Required

Listing Charter Amendment Proposal 4 requires the approval of the majority of our outstanding shares of common stock entitled to be cast. You may vote for or against or abstain on Listing Charter Amendment Proposal 4. Abstentions and broker non-votes will have the same effect as votes against Listing Charter Amendment Proposal 4. Proxies received will be voted “FOR” the approval of Listing Charter Amendment Proposal 4 unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to Listing Charter Amendment Proposal 4. Accordingly, to the extent that you object to Listing Charter Amendment Proposal 4, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your Shares under the provisions of Maryland law governing appraisal rights.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” LISTING CHARTER AMENDMENT PROPOSAL 4.

PROPOSAL 6: APPROVAL OF LISTING CHARTER AMENDMENT PROPOSAL 5

Background

As discussed further above, in light of the Company’s potential Listing, the Company is proposing to amend and restate the Charter in order to conform it more closely to the charters of most other Listed BDCs. In addition to amending and restating the Company’s existing Charter in order to reflect the changes described in Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 4, Listing Charter Amendment Proposal 6 and Listing Charter Amendment Proposal 7, the Company is proposing to further amend and restate the Charter in order to include a new Article VII in the Third Articles to conform more closely the Charter to the charters of most other Listed BDCs. As noted earlier, Article VII will not apply and will be of no force and effect upon the Company’s shares of common stock qualifying as “covered securities” under Section 18 of the Securities Act of 1933, as amended, which is expecting to occur upon a Listing.

The affirmative vote by the holders of the majority of our outstanding shares of common stock entitled to be cast as of the Record Date is necessary for approval of Listing Charter Amendment Proposal 5.

Principal Change

The following discussion summarizes the principal change the Company is asking its stockholders to approve in connection with Listing Charter Amendment Proposal 5. This summary description is qualified in its entirety by the complete text of the Third Articles, a copy of which is attached hereto as Exhibit A to this proxy statement. If approved by stockholders at the Annual Meeting, the amendment described in Listing Charter Amendment Proposal 5 and reflected in the Third Articles will be effected by the Company’s filing of the Third Articles with the SDAT, and will become effective upon filing and acceptance for record by the SDAT. If any of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7 are approved, the Company plans to file the Third Articles reflecting approved changes to the Charter immediately prior to a Listing. Even if approved by the Company’s stockholders, Listing Charter Amendment Proposal 5 will not be implemented unless and until a Listing occurs.

A copy of the proposed Third Articles is attached hereto as Exhibit A to this proxy statement and is marked to show the changes made to the current Charter. The Third Articles reflect the modifications proposed to be made by Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7.

Provisions Regarding Exculpation and Indemnification

By operation of Section 6.3, the Charter provides that Article VII will no longer be applicable and will be of no force and effect upon the Company’s shares of common stock qualifying as “covered securities” under Section 18 of the Securities Act of 1933, as amended. Accordingly, the Third Articles will re-insert Article VII, subject to the changes noted below.

The Charter currently provides for exculpation of the Company’s officers and directors, and provides for indemnification of its officers and directors, but contains certain limits on the Company’s ability to indemnify and exculpate consistent with the limitations set forth in the NASAA Guidelines. In order to conform the Charter more closely to charters of other Listed BDCs, and to retain and recruit qualified and experienced officers and directors, the Company is proposing to remove these limitations and instead provide that it shall exculpate its officers and directors and shall have the power to indemnify its officers and directors, in each case, to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Maryland law also permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in the form of money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met. These amended Charter provisions will provide the Company’s directors and officers with broader and more comprehensive exculpation and indemnification rights.

Although the Board believes that this change will improve its ability to retain and attract qualified directors and officers, the proposed Charter amendment does increase the risk that the Company and the stockholders will not be able to recover monetary damages from the Company’s directors if they fail to meet the statutory standard of conduct as a result of negligence or misconduct (as to its interested directors) and gross negligence or intentional misconduct (as to its independent directors) or from its officers if they fail to satisfy their duties under Maryland law. In addition, the proposed Charter amendment would permit indemnification of the Company’s directors and officers in circumstances where indemnification is currently limited by the Charter. The reduced ability to recover from directors and officers and the enhanced right to indemnification would apply to both future acts or omissions of directors or officers but also for acts or omissions prior to the date of the Charter amendment. The proposed Charter amendment also increases the risk that the Company will incur significant defense costs that would otherwise have to be borne by its directors, officers or BDCA Adviser and its affiliates.

In addition to permitting the Company’s directors and officers additional rights with respect to exculpation and indemnification, removing these limitations from the Charter will also permit the Company to indemnify its investment adviser to the maximum extent permitted by Maryland law, including for acts or omissions prior to the date of the amendment to the Charter. To date, the Company has not agreed to expand the indemnification of BDCA Adviser beyond that permitted by the NASAA Guidelines; however, the proposed Charter amendment does increase the risk that the Company will (i) indemnify BDCA Adviser for certain losses that it would not be permitted to indemnify BDCA Adviser for under the current Charter and (ii) advance and bear BDCA Adviser’s defense costs in circumstances where the current Charter would not permit such advancement.

The Charter also provides that, as required under the 1940 Act, no indemnification or exculpation provision shall be effective to protect any director or officer of the Company against liability to the Company or its stockholders to which he or she would otherwise be subject by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. The Third Articles remove this specific limitation, but replace it with a provision that generally provides that the indemnification and exculpation provisions contained in the Third Articles are subject to the limitations of the 1940 Act. This change will allow the provisions of the Charter to be subject to the current limitations set forth in the 1940 Act, as may be in effect from to time, rather than a specific provision previously required by the NASAA Guidelines. The Company believes that this change will conform the Charter more closely to charters of other Listed BDCs.

Summary of Specific Change

Listed below, in summary form, is the specific change that will be made to the current Charter pursuant to Listing Charter Amendment Proposal 5 if Listing Charter Amendment Proposal 5 is approved by stockholders at the Annual Meeting and a Listing occurs. The below summary does not identify certain immaterial changes to the Charter or changes that are described as part of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 4, Listing Charter Amendment Proposal 6, or Listing Charter Amendment Proposal 7. Please see the marked version of the Charter attached hereto as Exhibit A, which reflects all the proposed changes to the Charter.

•	Addition of a new Article VII to make the Charter conform more closely to charters of other Listed BDCs and make clear that the provisions of Article VII are subject to any applicable limitations of the 1940 Act.

Vote Required

Listing Charter Amendment Proposal 5 requires the approval of the majority of our outstanding shares of common stock entitled to be cast. You may vote for or against or abstain on Listing Charter Amendment Proposal 5. Abstentions and broker non-votes will have the same effect as votes against Listing Charter Amendment Proposal 5. Proxies received will be voted “FOR” the approval of Listing Charter Amendment Proposal 5 unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to Listing Charter Amendment Proposal 5. Accordingly, to the extent that you object to Listing Charter Amendment Proposal 5, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your Shares under the provisions of Maryland law governing appraisal rights.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” LISTING CHARTER AMENDMENT PROPOSAL 5.

PROPOSAL 7: APPROVAL OF LISTING CHARTER AMENDMENT PROPOSAL 6

Background

As discussed further above, in light of the Company’s potential Listing, the Company is proposing to amend and restate the Charter in order to conform it more closely to the charters of most other Listed BDCs. The proposed amendments to the Charter would remove the NASAA-mandated limitations because they impose an unnecessary administrative burden on the Company, will no longer be required provided a Listing occurs, and could put the Company at a competitive disadvantage relative to its listed competitors whose charters do not contain these restrictions. In addition to amending and restating the Company’s existing Charter in order to reflect the changes described in Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 5 and Listing Charter Amendment Proposal 7, the Company is proposing to further amend and restate the Charter in order to conform Section 4.7 of the Charter more closely to the charters of most other Listed BDCs.

The affirmative vote by the holders of two-thirds of all the votes entitled to be cast as of the Record Date is necessary for approval of Listing Charter Amendment Proposal 6.

Principal Change

The following discussion summarizes the principal change the Company is asking its stockholders to approve in connection with Listing Charter Amendment Proposal 6. This summary description is qualified in its entirety by the complete text of the Third Articles, a copy of which is attached hereto as Exhibit A to this proxy statement. If approved by stockholders at the Annual Meeting, the amendment described in Listing Charter Amendment Proposal 6 and reflected in the Third Articles will be effected by the Company’s filing of the Third Articles with the SDAT, and will become effective upon filing and acceptance for record by the SDAT. If any of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7 are approved, the Company plans to file the Third Articles reflecting approved changes to the Charter immediately prior to a Listing. Even if approved by the Company’s stockholders, Listing Charter Amendment Proposal 6 will not be implemented unless and until a Listing occurs.

A copy of the proposed Third Articles is attached hereto as Exhibit A to this proxy statement and is marked to show the changes made to the current Charter. The Third Articles reflect the modifications proposed to be made by Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7.

Conflicts Between NASAA Guidelines and Maryland Law

The Charter currently provides that two-thirds of all the votes entitled to be cast on the matter is necessary to, among other things, approve any amendments to Section 4.7 (relating to determinations by the Board) of the Charter. Section 4.7 of the Charter currently provides that the determination as to any conflict between the Maryland General Corporation Law (“MGCL”) and the provisions of the NASAA Guidelines made in good faith by or pursuant to the direction of the Board consistent with the Charter shall be final and conclusive and shall be binding upon the Company and its stockholders. Upon a Listing, the Company will no longer be required to comply with the NASAA Guidelines, and therefore the Company proposes to delete the references in Section 4.7 to the NASAA Guidelines to conform the Charter more closely to the charters of other Listed BDCs.

Summary of Specific Change

Listed below, in summary form, is the specific change that will be made to the current Charter pursuant to Listing Charter Amendment Proposal 6 if Listing Charter Amendment Proposal 6 is approved by stockholders at the Annual Meeting and a Listing occurs. The below summary does not identify certain immaterial changes to the Charter or changes that are described as part of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 5, or Listing Charter Amendment Proposal 7. Please see the marked version of the Charter attached hereto as Exhibit A, which reflects all the proposed changes to the Charter.

•	Revisions to Section 4.7 to remove references to the NASAA Guidelines.

Vote Required

Listing Charter Amendment Proposal 6 requires the approval of two-thirds of all the votes entitled to be cast as of the Record Date. You may vote for or against or abstain on Listing Charter Amendment Proposal 6. Abstentions and broker non-votes will have the same effect as votes against Listing Charter Amendment Proposal 6. Proxies received will be voted “FOR” the approval of Listing Charter Amendment Proposal 6 unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to Listing Charter Amendment Proposal 6. Accordingly, to the extent that you object to Listing Charter Amendment Proposal 6, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your Shares under the provisions of Maryland law governing appraisal rights.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” LISTING CHARTER AMENDMENT PROPOSAL 6.

PROPOSAL 8: APPROVAL OF LISTING CHARTER AMENDMENT PROPOSAL 7

Background

As discussed further above, in light of the Company’s potential Listing, the Company is proposing to amend and restate the Charter in order to conform it more closely to the charters of most other Listed BDCs. In addition to amending and restating the Company’s existing Charter in order to reflect the changes described in Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 6, the Company is proposing to further amend and restate the Charter in order to conform Section 6.2 of the Charter more closely to the charters of most other Listed BDCs.

The affirmative vote by the holders of two-thirds of all the votes entitled to be cast as of the Record Date is necessary for approval of Listing Charter Amendment Proposal 7.

Principal Change

The following discussion summarizes the principal change the Company is asking its stockholders to approve in connection with Listing Charter Amendment Proposal 7. This summary description is qualified in its entirety by the complete text of the Third Articles, a copy of which is attached hereto as Exhibit A to this proxy statement. If approved by stockholders at the Annual Meeting, the amendment described in Listing Charter Amendment Proposal 7 and reflected in the Third Articles will be effected by the Company’s filing of the Third Articles with the SDAT, and will become effective upon filing and acceptance for record by the SDAT. If any of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7 are approved, the Company plans to file the Third Articles reflecting approved changes to the Charter immediately prior to a Listing. Even if approved by the Company’s stockholders, Listing Charter Amendment Proposal 7 will not be implemented unless and until a Listing occurs.

A copy of the proposed Third Articles is attached hereto as Exhibit A to this proxy statement and is marked to show the changes made to the current Charter. The Third Articles reflect the modifications proposed to be made by Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 7.

Provisions Regarding Amendments to Certain Provisions of the Charter

The Charter currently provides that two-thirds of all the votes entitled to be cast on the matter is necessary to, among other things, approve the dissolution of the Company or any amendments to Article VI (relating to amendments and certain extraordinary actions) of the Charter. The Third Articles revise Section 6.2 to: (i) increase the vote required to effect the changes described in such Section 6.2 to 80% of all the votes entitled to be cast on the matter, and (ii) require such increased stockholder vote (i.e., 80% of all the votes entitled to be cast on the matter) to effect a liquidation of the Company or any amendment to Section 4.1 (relating to the number, term and election of directors) or Section 4.8 (relating to the removal of directors).

Furthermore, the Third Articles include a provision that if a proposal or amendment requiring the increased stockholder voting requirements of Section 6.2 of the Third Articles is approved by two-thirds of the existing directors (together with such nominees approved by a majority of the existing directors), then such proposal or amendment need only be approved by a majority of the stockholder votes entitled to be cast on the matter.

As more fully discussed above, the Board, considering a proposed Listing and the related increased hostile takeover risks, believes the revisions to this provision are appropriate and will conform the Charter more closely to charters of other Listed BDCs. Further, the proposed revisions to Section 6.2 of the Charter, while protecting against hostile takeover actions, will allow the Company to take one of the specific actions described in such Section 6.2 if two-thirds of the Board believes such action is in the best interests of the Company and a majority of the stockholders have voted in favor of such action. This change may also grant members of the Board with enhanced power to direct the Company in the future.

Summary of Specific Change

Listed below, in summary form, are the specific change that will be made to the current Charter pursuant to Listing Charter Amendment Proposal 7 if Listing Charter Amendment Proposal 7 is approved by stockholders at the Annual Meeting and a Listing occurs. The below summary does not identify certain immaterial changes or changes described as part of Listing Charter Amendment Proposal 1 through Listing Charter Amendment Proposal 6. Please see the marked version of the Charter attached hereto as Exhibit A, which reflects all the proposed changes to the Charter.

•	A new Section 6.2 to (i) increase the vote required to effect certain changes to the Charter to 80% of all the votes entitled to be cast on the matter, and (ii) require such increased stockholder vote (i.e., 80% of all the votes entitled to be cast on the matter) to effect a liquidation of the Company or any amendment to Section 4.1 or Section 4.8; provided that, if any such change or action is first approved by two-thirds of the existing directors (together with directors nominated by the existing directors), then it will require approval only by a majority of votes entitled to be cast.

Vote Required

Listing Charter Amendment Proposal 7 requires the approval of two-thirds of all the votes entitled to be cast as of the Record Date. You may vote for or against or abstain on Listing Charter Amendment Proposal 7. Abstentions and broker non-votes will have the same effect as votes against Listing Charter Amendment Proposal 7. Proxies received will be voted “FOR” the approval of Listing Charter Amendment Proposal 7 unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to Listing Charter Amendment Proposal 7. Accordingly, to the extent that you object to Listing Charter Amendment Proposal 7, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your Shares under the provisions of Maryland law governing appraisal rights.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” LISTING CHARTER AMENDMENT PROPOSAL 7.

PROPOSAL 9: APPROVAL OF ADVISORY AGREEMENT AMENDMENT PROPOSAL

Background

The Company is seeking approval of a Proposed Advisory Agreement that would (i) change the structure of the income incentive fee in a manner that would express the “hurdle rate” required for BDCA Adviser to earn, and be paid, the income incentive fee as a percentage of the Company’s “net assets” rather than “Adjusted Capital” (as defined below) (the “Hurdle Amendment”), (ii) delete provisions required by the NASAA Guidelines and (iii) revise the term and termination provisions of the Second Amended and Restated Investment Advisory and Management Services Agreement (the “Existing Advisory Agreement”).

A copy of the Proposed Advisory Agreement is attached as Exhibit B to this proxy statement and is marked to show the changes against the Existing Advisory Agreement.

Even if approved by the Company’s stockholders, the Advisory Agreement Amendment Proposal will not be implemented unless and until a Listing occurs (except, as described below, for the removal of the subordinated liquidation incentive fee, which is not dependent upon a Listing).

Overview of the Existing Advisory Agreement

The Existing Advisory Agreement was last re-approved by the Board at a meeting held on March 10, 2015, and was most recently approved by the stockholders of the Company on January 31, 2011.

Peter M. Budko, Robert K. Grunewald and Nicholas Radesca who serve directors and/or officers of our company, also serve as officers of BDCA Adviser, as indicated in the table below.

Name and Address*	Position with the Company	Position with BDCA Adviser
Peter M. Budko	Chairman and Chief Executive Officer	Chief Executive Officer
Robert K. Grunewald	President, Chief Investment Officer and Chief Operating Officer	Chief Investment Officer
Nicholas Radesca	Chief Financial Officer, Treasurer and Secretary	Chief Financial Officer

*	Address for each person listed is 405 Park Avenue, New York, NY 10022.

Advisory Services

BDCA Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and serves as the Company’s investment adviser pursuant to the Existing Advisory Agreement in accordance with the 1940 Act. BDCA Adviser is wholly-owned by AR Capital, LLC which is majority-owned by Nicholas S. Schorsch, and William M. Kahane

Subject to the overall supervision of the Board, BDCA Adviser oversees the Company’s day-to-day operations and provides the Company with investment advisory services. Under the terms of the Existing Advisory Agreement, BDCA Adviser, among other things: (i) determines the composition and allocation of the Company’s portfolio, the nature and timing of the changes to the Company’s portfolio and the manner of implementing such changes; (ii) identifies, evaluates and negotiates the structure of the investments made by the Company; (iii) executes, monitors and services the Company’s investments; (iv) determines the securities and other assets that the Company shall purchase, retain, or sell; (v) performs due diligence on prospective portfolio companies; and (vi) provides the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. BDCA Adviser’s services under the Existing Advisory Agreement may not be exclusive and it is free to furnish similar services to other entities so long as its services to the Company are not impaired.

In addition, BDCA Adviser is authorized to enter into one or more sub-advisory agreements with other investment advisers pursuant to which BDCA Adviser may obtain the services of such sub-adviser(s) to assist BDCA Adviser in fulfilling its responsibilities under the Existing Advisory Agreement. Specifically, BDCA Adviser may retain a sub-adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with BDCA Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of BDCA Adviser and the Company.

Advisory Fees

Pursuant to the Existing Advisory Agreement, BDCA Adviser is entitled to an annual base management fee of 1.5% of the Company’s average gross assets and an incentive fee based on the Company’s performance.

The incentive fee consists of two parts. The first part, which is referred to as the subordinated incentive fee on income, is calculated and payable quarterly in arrears and equals 20.0% of “pre-incentive fee net investment income” for the immediately preceding quarter and is subject to a “hurdle rate”, expressed as a rate of return on Adjusted Capital (as defined below), equal to 1.75% per quarter, or an annualized hurdle rate of 7.0%. As a result, BDCA Adviser will not earn this incentive fee for any quarter until the Company’s pre-incentive fee net investment income for such quarter exceeds the hurdle rate of 1.75%. Once the Company’s pre-incentive fee net investment income in any quarter exceeds the hurdle rate, BDCA Adviser will be entitled to a “catch-up” fee equal to the amount of the pre-incentive fee net investment income in excess of the hurdle rate, until the Company’s pre-incentive fee net investment income for such quarter equals 2.187%, or 8.75% annually, of adjusted capital. This “catch-up” feature allows BDCA Adviser to recoup the fees foregone as a result of the existence of the hurdle rate.

The second part of the incentive fee, which is referred to as the incentive fee on capital gains during operations, is an incentive fee on capital gains during operations prior to a liquidation of the Company and is determined and payable in arrears as of the end of each calendar year (or upon termination of the Existing Advisory Agreement). This fee equals 20.0% of the Company’s incentive fee capital gains, which equals the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each applicable period, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

Fees and Reimbursements Paid in the Most Recent Fiscal Year

During the year ended December 31, 2014, the Company accrued approximately $24.9 million in base management fees payable to BDCA Adviser. The Company paid approximately $16.9 million of these fees during the year ended December 31, 2014. As of December 31, 2014, approximately $8.0 million in base management fees were payable to BDCA Adviser.

The Company accrues the capital gains incentive fee based on net realized and unrealized gains; however, under the terms of the Existing Advisory Agreement, the fee payable to BDCA Adviser is based on realized gains and no such fee is payable with respect to unrealized gains unless and until such gains are actually realized. During the year ended December 31, 2014, the Company accrued capital gains incentive fees of approximately $(2.7) million based on the performance of its portfolio, of which approximately $2.6 million was based on unrealized gains and approximately $(5.3) million was based on realized gains.

Indemnification

The Existing Advisory Agreement provides that BDCA Adviser and its officers, directors, controlling persons and any other person or entity affiliated with it acting as the Company’s agent shall be entitled to indemnification (including reasonable attorneys’ fees and amounts reasonably paid in settlement) for any liability or loss suffered by BDCA Adviser, and BDCA Adviser shall be held harmless for any loss or liability suffered by the Company, if (i) BDCA Adviser has determined, in good faith, that the course of conduct which caused the loss or liability was in the Company’s best interests, (ii) BDCA Adviser was acting on behalf of or performing services for the Company, (iii) the liability or loss suffered was not the result of negligence or misconduct by BDCA Adviser or an affiliate thereof acting as the Company’s agent and (iv) the indemnification or agreement to hold BDCA Adviser harmless is only recoverable out of the Company’s net assets and not from the Company’s stockholders.

Revisions to the Existing Advisory Agreement in the Proposed Advisory Agreement

The Proposed Advisory Agreement is materially similar to the Existing Advisory Agreement, except for the proposed amendments detailed below.

The Hurdle Amendment

Proposed Revisions

The Hurdle Amendment will amend the structure of the subordinated incentive fee on income in a manner that would express the “hurdle rate” required for the Company’s investment adviser to earn, and be paid, the income incentive fee as a percentage of the Company’s “net assets” rather than “Adjusted Capital” (as defined below).

The applicable percentages related to the subordinated incentive fee on income, including the hurdle rate, would remain the same. Accordingly, if the Hurdle Amendment is approved, the subordinated incentive fee on income would be calculated and payable quarterly in arrears and equal 20.0% of “pre-incentive fee net investment income” for the immediately preceding quarter, subject to a “hurdle rate”, expressed as a rate of return on the Company’s net assets, equal to 1.75% per quarter, or an annualized hurdle rate of 7.0%.

“Adjusted Capital” is defined in the Existing Advisory Agreement to mean the amount of money received from sales of the Company’s common stock (including reinvested dividends) minus distributions paid to stockholders and amounts paid for share repurchases pursuant to the Company’s share repurchase program. This provision was designed to work in connection with the Company’s former continuous public offering and its share repurchase program. Upon Listing, the Company would no longer conduct a share repurchase program. Therefore, upon Listing, the concept of “Adjusted Capital” will no longer be relevant to the Company. The Company believes that using “net assets” rather than “Adjusted Capital” for purposes of the subordinated incentive fee on income is appropriate in connection with the potential Listing of the Company and is consistent with provisions in investment advisory agreements of other Listed BDCs.

Pro Forma Comparison of Fees Payable Under the Existing Advisory Agreement and the Proposed Advisory Agreement

The following table is intended to assist you in understanding the fees and expenses that an investor would bear directly or indirectly under our Existing Advisory Agreement as compared to our Proposed Advisory Agreement. We caution you that some of the percentages indicated in the table below are estimates and may vary.

Stockholder Transaction Expenses

	Existing Advisory Agreement		Proposed Advisory Agreement
Expenses (as a percentage of offering price)(1)
Sales load to dealer manager(2)	10.00%		10.00%
Offering expenses(3)	1.50%		1.50%
Distribution reinvestment plan expenses(4)	—		—
Total stockholder transaction expenses	11.50%		11.50%
Annual expenses (as a percentage of net assets attributable to common stock)(1)
Management fee(5)	2.21%		2.21%
Incentive fees(6)	0.62	%(11)	1.22	%(11)
Interest payments on borrowed funds(7)	1.00%		1.00%
Other expenses(8)	0.93%		0.93%
Acquired fund fees and expenses(9)	0.17%		0.17%
Total annual expenses(10)	4.93%		5.53%

(1)	Amount assumes we sell $883.9 million worth of our common stock during the year ending December 31, 2015, which is the remainder of the shares registered in this offering, and also assumes we borrow funds equal to 50.0% of our net assets. Actual expenses will depend on the number of shares we sell in the follow-on offering and the amount of leverage we employ. As of December 31, 2014, we had net assets of approximately $1,533.8 million. Assuming we raise an additional $883.9 million during the twelve months ended December 31, 2015, we would receive net proceeds of approximately $782.3 million, resulting in estimated net assets of approximately $2,316.1 million, and average net assets of approximately $1,925.0 million (which amount assumes we borrow funds equal to 50% of our net assets). For example, if we are unable to raise $883.9 million during the year ending December 31, 2015, our expenses as a percentage of the offering price would be higher. There can be no assurance that we will sell $883.9 million worth of our common stock during the year ending December 31, 2015.
(2)	“Sales load” includes selling commissions of 7.0% and dealer manager fees of 3.0%.
(3)	Amount reflects estimated offering expenses to be paid by us of up to $13.3 million if we raise $883.9 million in gross proceeds during the year ending December 31, 2015, including due diligence expenses associated therewith.
(4)	The expenses of administering our distribution reinvestment plan are included in “Other expenses.”
(5)	Our management fee under the Investment Advisory Agreement will be payable quarterly in arrears, and will be calculated at an annual rate of 1.5% of the average value of our gross assets.
(6)	The estimate for incentive fees assumes that the incentive fees payable to our Adviser (including the accrual for net unrealized appreciation) will bear the same percentage to average net assets for 2015 as (i) the incentive fees of $5.9 million (as reported in our 2014 Form 10-K) bears to (ii) our average net assets for 2014 ($1.2 billion as reported in our 2014 Form 10-K), which percentage is 0.51%. Based on our current business plan, we anticipate that we may have sufficient capital gains and/or net investment income that could result in the payment of incentive fees to our Adviser for the fiscal year ending December 31, 2015. The incentive fees are based on our performance and will not be paid unless we achieve certain goals. See “Advisory Fees” above for more information concerning the incentive fee calculations.
(7)	We may borrow funds to make investments, including before we have fully invested the initial proceeds of this follow-on offering. The costs associated with borrowing will be indirectly borne by our investors. The figure in the table assumes we borrow for investment purposes an amount equal to 50.0% of our net assets (including such borrowed funds) and that the annual interest rate on the amount borrowed is 3.0%. See “Prospectus Summary — Financing Arrangements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a discussion of the Credit Facilities. Our ability to incur additional leverage depends, in large part, on the amount of money we are able to raise through the sale of shares registered in this follow-on offering.
(8)	Other expenses, including expenses incurred in connection with administering our business, are based on estimated amounts for the following twelve months. Such expenses include, but are not limited to, accounting, legal and auditing fees, fees payable to our independent directors and expenses relating to the Credit Facilities.
(9)	We have invested or intend to invest in securities of other private funds as a means of gaining exposure to desirable investments. The amount listed here is estimated for the current fiscal year and takes into account the extent we expect to invest in registered investment companies or business development companies.
(10)	Our estimate of expenses is based upon selling $883.9 million worth of our common stock during the year ending December 31, 2015. If we were to sell less than $883.9 million worth of our common stock during the year ending December 31, 2015, the amount of annual expenses would be significantly higher.
(11)	Were the Hurdle Amendment in effect for the year ended 2014, the gross income incentive fee payable under the Proposed Advisory Agreement would increase by $6,996,975 as shown in the table below under “Effect of Hurdle Amendment on Advisory Fees.” The calculation of the income incentive fee under the Hurdle Amendment would allow the quarterly hurdle of 1.75% to be met more quickly because using “net assets” rather than “Adjusted Capital” as the basis of the calculation does not include dealer manager fees, selling commissions and organization and offering expenses. However, because the Adviser waives income incentive fees so that dividend distributions declared by the Company are not in excess of the Company’s adjusted net investment income for the relevant period, this increase would be offset by a corresponding increase in the income incentive fees waived by the Adviser. Thus, the 0.62% estimate of incentive fees calculated under the existing advisory agreement are expected to be subject to a waiver of 0.11%, for net incentive fees of 0.51%, and the estimated 1.22% of incentive fees shown above calculated under the Proposed Advisory Agreement are expected to be subject to a waiver of 0.71%, for net incentive fees of 0.51%.

Effect of Hurdle Amendment on Advisory Fees

Were the Hurdle Amendment in effect for the year ended 2014, the gross income incentive fee payable under the Proposed Advisory Agreement would increase by $6,996,975 as shown in the table below. The calculation of the income incentive fee under the Hurdle Amendment would allow the quarterly hurdle of 1.75% to be met more quickly because using “net assets” rather than “Adjusted Capital” as the basis of the calculation does not include dealer manager fees, selling commissions and organization and offering expenses. However, because the Adviser waives income incentive fees so that dividend distributions declared by the Company are not in excess of the Company’s adjusted net investment income for the relevant period, this increase would be offset by a corresponding increase in the income incentive fees waived by the Adviser. Net income incentive fees under the existing advisory agreement as of December 31, 2014 were $8,593,946 after waivers of $1,335,336. Net income incentive fees, if calculated under the Proposed Advisory Agreement, would be $8,593,946 after waivers of $8,332,311. Therefore, there would be no change in income incentive fees paid by the Company had the Proposed Advisory Agreement been in effect for the year ended December 31, 2014.

	As of December 31, 2014
	Existing Advisory Agreement	Proposed Advisory Agreement	Difference in Income Incentive Fees under Proposed Investment Advisory Agreement
Gross Income Incentive Fee	$9,929,282	$16,926,257	$6,996,975

Deletion of Provisions Required by NASAA Guidelines

Limitations Only Applicable While the Company Is Not Listed

As described above, as a BDC, a number of states where the Company wished to offer Shares for sale required the Company to include certain limitations imposed by the NASAA Guidelines in its governing documents. Like the Charter, the Existing Advisory Agreement includes certain NASAA-mandated limitations that govern the relationship between the Company and BDCA Adviser.

However, the Existing Advisory Agreement provides that certain of such NASAA-mandated limitations shall apply for only so long as the Shares of the Company are not listed on a national securities exchange, and if the Company’s Shares are listed on a national securities exchange, the Company would no longer be subject to the NASAA Guidelines. These provisions include Sections 1(h)-(i), Section 2(b), Section 4(b), Section 5(b), Section 8(b), Section 9(d)-(f), and Section 10 of the Existing Advisory Agreement. Accordingly, if the Company effects a Listing, such NASAA-mandated limitations contained in the Existing Advisory Agreement will no longer have any effect. Therefore, for administrative ease and clarity, upon a Listing, the Company intends that the Proposed Advisory Agreement would delete all of the NASAA-mandated limitations that would no longer be in effect in accordance with the Existing Advisory Agreement.

In connection with the revisions to Section 8, upon the removal of Section 8(b) of the Existing Advisory Agreement, which places limitations on the indemnification of BDCA Adviser, provisions will be added to Section 8 to clarify, as required by the 1940 Act, that BDCA Adviser cannot be indemnified for any liability arising out of willful misfeasance, bad faith, or negligence in the performance of BDCA Adviser’s duties or by reason of the reckless disregard of BDCA Adviser’s duties and obligations under the Proposed Advisory Agreement. In connection with the removal of Section 9(d) of the Existing Advisory Agreement, which, among other items, states when an amendment to the Existing Advisory Agreement must be approved by the stockholders of the Company, a provision would be added in Section 11 of the Proposed Advisory Agreement to clarify that an amendment to the Proposed Advisory Agreement may only be made in conformity with the requirements of the 1940 Act related to approval by the Company of such amendment.

Other Limitations Required by NASAA Guidelines

Certain other provisions in the Existing Advisory Agreement were originally included because of requirements of the NASAA Guidelines, although such provisions are not specifically referenced as applying for only so long as the Shares of the Company are not Listed. These provisions are not otherwise required by the 1940 Act. Accordingly, for administrative ease and clarity, upon a Listing, the Company intends that the Proposed Advisory Agreement would revise these provisions, as detailed below.

First, the Existing Advisory Agreement requires, in Section 9(b), the Company to obtain a vote of the majority of the outstanding voting securities of the Company or the vote of the majority of the Company’s

Independent Directors to terminate the Existing Advisory Agreement. With respect to approval by the Company’s Board, the 1940 Act requires only approval by a majority of the Company’s Board, and not the majority of the Company’s Independent Directors. In addition, the Existing Advisory Agreement requires BDCA Adviser to give 120 days’ written notice to the Company to terminate the Existing Advisory Agreement. These limitations are imposed by the NASAA Guidelines. Therefore, under the Proposed Advisory Agreement, the Company may terminate the Proposed Advisory Agreement either by a vote of the majority of the outstanding voting securities of the Company or by a vote of the Board, and may be terminated by BDCA Adviser upon 60 days’ written notice. The Company believes that these amendments comply with the provisions of the 1940 Act, and are similar to provisions in the investment advisory agreements of other Listed BDCs.

Second, Section 9(c) of the Existing Advisory Agreement governs the payments to and duties of BDCA Adviser upon termination of the Existing Advisory Agreement. Under Section 9(c)(i), BDCA Adviser is only entitled to receive payments under the Existing Advisory Agreement for services provided prior to termination, which must be paid by the Company within thirty days after the effective date of such termination. In addition, Section 9(c)(ii) imposes certain requirements upon BDCA Adviser upon termination, including providing an accounting to the Board, delivering to the Board all assets and documents of the Company then in custody of BDCA Adviser, and cooperating with the Company to provide an orderly management transition. Under the Proposed Advisory Agreement, these provisions would be deleted and a provision would be added to the end of Section 9(b) to clarify that, upon termination or expiration of the Proposed Advisory Agreement, BDCA Adviser would be entitled to receive any payments due through the date of termination or expiration of the Proposed Advisory Agreement, and that Section 9 will remain in full force and effect and apply to BDCA Adviser and its representatives as and to the extent applicable. The Company believes that these amendments, similar to the previously described amendments to Section 9(b), comply with the provisions of the 1940 Act and are similar to provisions in the investment advisory agreements of other Listed BDCs.

Addition of Special Purpose Vehicle Provision

Section 1(c) of the Proposed Advisory Agreement makes explicit BDCA Adviser’s authority, should it need to make investments on behalf of the Company through a special purpose vehicle, to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the 1940 Act. For clarity, the Company believes that this provision should be added to the Proposed Advisory Agreement because it is consistent with provisions in the investment advisory agreements of other Listed BDCs and it would grant the Company the flexibility to access additional debt financing when deemed to be in the best interests of the Company’s shareholders.

Revisions to the Term and Termination Provisions of the Proposed Advisory Agreement

The Existing Advisory Agreement became effective upon the Company meeting the minimum offering requirement in August 2011. After an initial two-year term, the Existing Advisory Agreement was required to be re-approved annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s directors who are not parties to the Existing Advisory Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party. The Proposed Advisory Agreement will only become effective upon a Listing (except, as described above, for the removal of the subordinated liquidation incentive fee, which is not dependent upon a Listing), as the Company has already met the minimum offering requirement. Similar to the Existing Advisory Agreement, the Proposed Advisory Agreement will be effective for an initial two-year term and then will be required to be re-approved annually as is required under the Existing Advisory Agreement.

With respect to the termination provisions, the Existing Advisory Agreement provides that it may be terminated by the Company upon 60 days’ written notice to BDCA Adviser either by the vote of a majority of the outstanding voting securities of the Company or by the vote of the Independent Directors, and by BDCA Adviser upon 120 days’ written notice to the Company. With respect to the Company, the requirement to have a termination approved by the vote of the Independent Directors, and with respect to BDCA Adviser, the requirement to provide 120 days’ written notice, are requirements imposed by the NASAA Guidelines. Under the Proposed Advisory Agreement, it could be terminated upon 60 days’ written notice (i) by the vote of a majority of the outstanding voting securities, (ii) by the vote of the Board, or (iii) by BDCA Adviser. The Company believes that these amendments comply with the relevant provisions of the 1940 Act and are similar to provisions in the investment advisory agreements of other Listed BDCs.

Board Consideration

At meetings of the Board held on March 10, 2015, the Board, including a majority of the independent directors, approved the Proposed Advisory Agreement as being in the best interests of the Company and its stockholders. The Board then directed that the Proposed Advisory Agreement be submitted to the Company’s stockholders for approval with the Board’s recommendation that the stockholders vote to approve the Proposed Advisory Agreement.

If stockholders of the Company do not approve this proposal, the Existing Advisory Agreement will remain in effect and the Board will consider and evaluate its options to determine what alternatives are in the Company’s best interests and that of the Company’s stockholders.

Factors Considered by the Board

The Board, in approving and recommending the approval of the Proposed Advisory Agreement, effective upon a Listing, considered a number of factors. Such approvals were made in accordance with, and on the basis of an evaluation satisfactory to the Board as required by Section 15(c) of the 1940 Act and applicable rules and regulations thereunder, including a consideration of, among other factors, (i) the nature, quality and extent of the advisory and other services provided under the Existing Advisory Agreement and to be provided under the Proposed Advisory Agreement, (ii) the Company’s investment performance, (iii) comparative data with respect to advisory fees or similar expenses paid by other BDCs, including Listed BDCs, investment companies and other accounts, if any, of BDCA Adviser with similar investment objectives, and (iv) information about the services to be performed and the personnel performing such services under the Existing Advisory Agreement and the Proposed Advisory Agreement.

In approving the Proposed Advisory Agreement, the Board considered materials provided in connection with its approval of the Existing Advisory Agreement at a meeting held on March 10, 2015 as well as materials provided specifically in connection with its consideration of the Proposed Advisory Agreement.

With respect to the nature, quality and extent of the advisory and other services, and the services to be performed and the personnel performing such services, the Board favorably considered that the same personnel that provide services to the Company under the Existing Advisory Agreement would provide services to the Company under the Proposed Advisory Agreement. Based on these considerations, the Board concluded, within the context of its overall determination to approve the Proposed Advisory Agreement, that the Company should continue to benefit from the services to be provided by BDCA Adviser under the Proposed Advisory Agreement.

Regarding investment performance, the Board took note of the Company’s historical investment performance results, as presented to the Board in connection with its consideration of the Existing Advisory Agreement, in light of the Company’s investment objective, strategies and risks. Based on these considerations, the Board concluded, within the context of its overall determinations regarding the Proposed Advisory Agreement, that the Company’s historical investment performance supported a determination to approve the Proposed Advisory Agreement.

In considering the fees and expenses of the Company, including the comparative data with respect to advisory fees or similar expenses paid by other BDCs, including Listed BDCs, investment companies and other accounts, if any, of BDCA Adviser with similar investment objectives, the Board considered information provided in connection with its approval of the Existing Advisory Agreement. The Board also considered that, with respect to the Hurdle Amendment, if it had been in effect for the year ended December 31, 2014, there would have been no change in the total amount of the aggregate advisory fees paid to BDCA Adviser during such period, and that, as a result of the removal of the subordinated liquidation incentive fee, there would be no increase in the advisory fees paid by the Company to BDCA Adviser. However, the Board also considered that there is a potential that the Hurdle Amendment could result in an increase of the advisory fees to be paid by the Company to BDCA Adviser, and that such increase could be significant. As a result of the removal of the “organization and offering expense” limitation, it is possible that the overall fees to be paid by the

Company to BDCA Adviser under the Proposed Advisory Agreement and Administration Agreement could increase. After considering all of the factors outlined above, the Board concluded that the Company’s advisory fees, as set forth in the Proposed Advisory Agreement, are reasonable in relation to the services to be provided by BDCA Adviser.

On the basis of the information provided to it and its evaluation thereof, the Board, including the independent directors, unanimously voted to approve the Proposed Advisory Agreement, effective upon a Listing.

Vote Required

The Advisory Agreement Amendment Proposal requires the approval of the majority of our outstanding voting securities as of the Record Date. The 1940 Act defines a “majority of the outstanding voting securities” as: (1) 67% or more of the voting securities present at the applicable meeting if the holders of more than 50% of the outstanding voting securities of such fund are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of such fund, whichever is less. You may vote for or against or abstain on the Advisory Agreement Amendment Proposal. Abstentions and broker non-votes will have the same effect as votes against the Advisory Agreement Amendment Proposal. Proxies received will be voted “FOR” the approval of the Advisory Agreement Amendment Proposal unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and the Charter, you will not be entitled to rights of appraisal with respect to the Advisory Agreement Amendment Proposal. Accordingly, to the extent that you object to the Advisory Agreement Amendment Proposal, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your Shares under the provisions of Maryland law governing appraisal rights.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE ADVISORY AGREEMENT
AMENDMENT PROPOSAL.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Stockholder Proposals in the Proxy Statement

Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2016 Annual Meeting of stockholders, the proposal must be received at our principal executive offices no later than January 16, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings

For any proposal that is not submitted for inclusion in our proxy material for the Annual Meeting but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in our bylaws. Under our bylaws, for a stockholder proposal to be properly submitted for presentation at our 2016 Annual Meeting of stockholders, our secretary must receive written notice of the proposal at our principal executive offices during the period beginning on December 22, 2015 and ending at 5:00 p.m., Eastern Time, on January 21, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely. Additionally, a stockholder proposal must contain information specified in our bylaws, including, without limitation:

1.	as to each director nominee;
•	the name, age, business address, and residence address of the nominee;
•	the class, series and number of any shares of stock of the Company beneficially owned by the nominee;
•	the date such shares were acquired and the investment intent of such acquisitions;
•	all other information relating to the nominee that is required under Regulation 14A under the Exchange Act to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved) or is otherwise required; and
2.	as to any other business that the stockholder proposes to bring before the meeting,
•	a description of the business to be brought before the meeting;
•	the reasons for proposing such business at the meeting;
•	any material interest in such business that the proposing stockholder (and certain persons, which we refer to as “Stockholder Associated Persons” (as defined below), if any) may have, including any anticipated benefit to the proposing stockholder (and the Stockholder Associated Persons, if any); and
3.	as to the proposing stockholder (and the Stockholder Associated Persons, if any), the class, series and number of all shares of stock of the Company owned by the proposing stockholder (and the Stockholder Associated Persons, if any), and the nominee holder for, and number of, shares owned beneficially but not of record by the proposing stockholder (and the Stockholder Associated Persons, if any); and
4.	as to the proposing stockholder (and the Stockholder Associated Persons, if any) covered by clauses (2) or (3) above,
•	the name and address of the proposing stockholder (and the Stockholder Associated Persons, if any) as they appear on the Company’s stock ledger, and current name and address, if different; and
5.	to the extent known by the proposing stockholder, the name and address of any other stockholder supporting the director nominee or the proposal of other business on the date of the proposing stockholder’s notice.

A “Stockholder Associated Person” means (i) any person controlling, directly or indirectly, or acting in concert with, the proposing stockholder, (ii) any beneficial owner of shares of stock of the Company owned by the proposing stockholder and (iii) any person controlling, controlled by or under common control with the Stockholder Associated Person.

All nominations must also comply with the Company’s charter. All proposals should be sent via registered, certified or express mail to our secretary at our principal executive offices at: Business Development Corporation of America, 405 Park Avenue, 14th Floor, New York, NY 10022, Attention: Nicholas Radesca (telephone: (212) 415-6500).

By Order of the Board of Directors,

/s/ Nicholas Radesca

Nicholas Radesca
Chief Financial Officer, Treasurer and Secretary

Exhibit A

~~SECOND~~THIRD ARTICLES OF AMENDMENT AND RESTATEMENT
OF
BUSINESS DEVELOPMENT CORPORATION OF AMERICA

FIRST:  Business Development Corporation of America (the “Corporation”), a Maryland corporation, desires to amend and restate its charter.

SECOND:  The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:

ARTICLE I
NAME

The name of the corporation is Business Development Corporation of America.

ARTICLE II
PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including conducting and carrying on the business of a business development company, subject to making an election therefor under the Investment Company Act of 1940, as amended (the “1940 Act”).

ARTICLE III
RESIDENT AGENT AND PRINCIPAL OFFICE

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name and address of the resident agent of the Corporation is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland. The resident agent is a Maryland corporation.

ARTICLE IV
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number, Term and Election of Directors.  The business and affairs of the Corporation shall be managed under the direction of the board of directors. The number of directors of the Corporation is five, which number may be increased or decreased from time to time by the board of directors pursuant to the bylaws of the Corporation (“Bylaws”). ~~Each director shall hold office for one year, until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal. Directors may be elected to an unlimited number of successive terms.~~ A majority of the board of directors shall be independent directors, except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of such independent director’s successor. A director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act. The names of the directors currently in office are ~~Nicholas S. Schorsch~~Peter M. Budko, William M. Kahane, Leslie D. Michelson, Randolph C. Read and Edward G. Rendell~~, and William G. Stanley~~.

The Corporation elects, at such time as it becomes eligible, to make the election provided for under Section 3-804(c) of the Maryland General Corporation Law (the “MGCL”), subject to applicable requirements of the 1940 Act and except as may be provided by the board of directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

From and after the date these Articles of Amendment and Restatement are filed with and accepted for record by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”), the

directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the board of directors, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. Directors may be elected to an unlimited number of successive terms.

Section 4.2 Extraordinary Actions.  Except as provided in Section ~~6.2~~4.8 and Section ~~11.1,~~6.2, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares of stock entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and taken or approved by the board of directors, and approved by the affirmative vote of holders of shares of stock entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance.  The board of directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of stock of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 4.4 Quorum.  The presence in person or by proxy of the holders of stock of the Corporation entitled to cast a majority of the votes entitled to be cast at the meeting shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of stock entitled to cast a majority of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

Section 4.5 Preemptive Rights.  Except as may be provided by the board of directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract approved by the board of directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 4.6 Appraisal Rights.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the board of directors, upon the affirmative vote of a majority of the board of directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.7 Determinations by Board.  The determination as to any of the following matters, made ~~in good faith~~ by or pursuant to the direction of the board of directors ~~consistent with the charter~~ shall be final and conclusive and shall be binding upon the Corporation and every stockholder: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation ~~of~~or resolution of any ambiguity with respect to any provision of the charter (including the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation) or the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; ~~the application of any provision of the charter in the case of any ambiguity, including, without limitation, any provision of the definitions of Affiliate and Sponsor and whether expenses qualify as Organizational and Offering Expenses; any conflict between the MGCL and the provisions set forth in the North American Securities Administrators Association (“NASAA”) Omnibus Guidelines~~any interpretation of the terms and conditions of one or more of the agreements with any person, corporation, association, trust, company, partnership (limited or general) or any other organization; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or the Bylaws or otherwise to be determined by the board of directors, including changing the name of the Corporation; provided, however, that any determination by the board of directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no director shall be liable for making or failing to make such a determination~~; and provided further that for so long as the shares of Common Stock of the Corporation do not qualify as “covered securities” as defined by Section 18 of the 1933 Act, to the extent the board of directors determines that the MGCL conflicts with the provisions set forth in the NASAA Omnibus Guidelines, the NASAA Omnibus Guidelines control to the extent any provisions of the MGCL are not mandatory~~.

Section 4.8 Removal of Directors.  Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office at any time, ~~but~~only for cause and only by the affirmative vote of at least a ~~majority~~two-thirds of all the votes entitled to be cast generally in the election of directors. For the purposes of this paragraph, “cause” shall mean with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE V
STOCK

Section 5.1 Authorized Stock.  The Corporation has authority to issue 500,000,000 shares of stock, of which 450,000,000 shares are classified as common stock, $0.001 par value per share (“Common Stock”), and 50,000,000 shares are classified as Preferred Stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized stock having par value is $500,000. ~~All stock shall be fully paid and nonassessable when issued, and the Corporation shall not make any mandatory assessment against any stockholder beyond such stockholder’s subscription commitment.~~ If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire board of directors may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock.  Except as may otherwise be specified in the ~~terms of any class or series of Common Stock~~charter, each share of Common Stock shall entitle the holder thereof to one vote. Except as otherwise provided in this charter, and subject to the express terms of any class or series of Preferred Stock, holders of Common Stock shall have the exclusive right to vote on all matters as to which a stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the aggregate assets available for distribution to holders of Common Stock shall be determined in accordance with applicable law and the charter. Each holder of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets available for distribution as the number of outstanding shares of stock of such class held by such holder bears to the total number of outstanding shares of stock of such class then outstanding. The board of directors may classify or reclassify any unissued shares of Common Stock from time to time, ~~in~~into one or more classes or series of Common Stock or Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations, as to dividends or other distributions, qualifications, or terms or conditions of redemption of the stock.

Section 5.3 Preferred Stock.  The board of directors may issue shares of Preferred Stock or classify or reclassify any unissued shares of Preferred Stock from time to time, ~~in~~into one or more classes or series of Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations, as to dividends or other distributions, qualifications, or terms or conditions of redemption of the stock.

Section 5.4 Classified or Reclassified Shares.  Prior to issuance of classified or reclassified shares of any class or series, the board of directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the ~~State Department of Assessments and Taxation of Maryland (“SDAT”)~~SDAT. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the board of directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT or other charter document.

~~(b) From time to time and not less than quarterly, the Corporation shall cause the Adviser to review the Corporation’s accounts to determine whether cash distributions are appropriate. The Corporation may, subject to authorization by the board of directors and applicable law, distribute pro rata to the stockholders funds received by the Corporation which the Adviser deems unnecessary to retain in the Corporation. The board of directors may authorize the Corporation to declare and pay to stockholders such other dividends or distributions, in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the board of directors in its discretion shall determine. The board of directors may endeavor to authorize the Corporation to declare and pay such dividends and other distributions (i) as may be necessary or advisable for the Corporation to qualify as a “Regulated Investment Company” under the Code or as may be necessary or advisable under the 1940 Act, and (ii) to the extent that the board of directors deems it unnecessary for the Corporation to retain funds received by it; provided, however, that in each case stockholders shall have no right to any dividend or distribution unless and until authorized by the board of directors and declared by the Corporation. The exercise of the powers and rights of the board of directors pursuant to this Section 5.6 shall be subject to the provisions of any class or series of stock at the time outstanding. The receipt by any person in whose name any shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof. Distributions in-kind shall not be permitted, except for distributions of readily marketable securities or securities of the Corporation, distributions of cash from a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the charter, or in-kind distributions in which (i) the board of directors advises each stockholder of the risks associated with direct ownership of the property, (ii) the board of directors offers each stockholder the election of receiving such in-kind distributions, and (iii) in-kind distributions are made only to those stockholders that accept such offer.~~

Section 5.5 ~~Deferred Payments.  The Corporation shall not have authority to make arrangements for deferred payments on account of the purchase price of the Corporation’s stock unless all of the following conditions are met: (a) such arrangements are warranted by the Corporation’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Corporation; (c) the deferred payments shall be evidenced by a promissory note of the stockholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision~~

~~authorizing a confession of judgment; and (d) selling commissions and front end fees paid upon deferred payments are payable when payment is made on the note. The Corporation shall not sell or assign the deferred obligation notes at a discount. In the event of a default in the payment of deferred payments by a stockholder, the stockholder may be subjected to a reasonable penalty. The Corporation shall not acquire interests in any portfolio companies or other assets in exchange for common stock or any other ownership interest in the Corporation.~~

~~Section 5.6 Distributions.~~

~~(a) The Adviser shall cause the Corporation to provide for adequate reserves for normal repairs, replacements and contingencies (but the Corporation shall not be required to maintain reserves for payment of fees payable to the Adviser) by causing the Corporation to retain a reasonable percentage of proceeds from offerings and revenues, which percentage may not be less than 1%.~~Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the board of directors determines that such stockholder has an improper purpose for requesting such inspection.

Section ~~5.7~~5.6 Charter and Bylaws.  The rights of all stockholders and the terms of all stock are subject to the provisions of the charter and the Bylaws. The board of directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

Section ~~5.8~~5.7 Distribution Reinvestment Plan.  Any distribution reinvestment plan of the Corporation must be operated in accordance with federal and state securities laws. No sales commissions or fees may be deducted directly or indirectly from reinvested funds by the Corporation. The reinvestment funds must be invested into common stock of the Corporation. Where required by law, investors must receive a prospectus which is current as of the date of each reinvestment. ~~The soliciting dealers must assume responsibility for blue sky compliance and performance of due diligence responsibilities and must contact investors to ascertain whether the investors continue to meet the applicable state’s suitability standards.~~

ARTICLE VI
AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS

Section 6.1 Amendments Generally.  The Corporation reserves the right from time to time, and upon the requisite approval by the board of directors and the stockholders, to make any amendment to the charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. Provided that the board of directors has declared the amendment advisable and submitted it to the stockholders, any amendment to the charter must be approved by a vote by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote on the matter (or such greater proportion as may be required elsewhere in the charter). All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

Section 6.2 Approval of Certain Charter Amendments and Dissolution.

(a) The affirmative vote of the holders of shares entitled to cast at least ~~two-thirds~~80% of all the votes entitled to be cast on the matter, with each class that is entitled to vote on the matter voting as a separate class, shall be necessary to effect:

(~~a~~i) Any amendment to the charter to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act); ~~and~~

(ii) The liquidation or dissolution of the Corporation and any amendment to the charter of the Corporation to effect any such liquidation or dissolution; and

(~~b~~iii) Any amendment to Section 4.1, Section 4.2, Section 4.7, Section 4.8, Section 6.1 or this Section ~~6.2.~~6.2;

provided, however, that, if the Continuing Directors (as defined herein) then on the board of directors, by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the board of directors, approve such proposal or amendment, the affirmative vote of only the holders of stock entitled to cast a majority of all the votes entitled to be cast on the matter shall be required to approve such matter.

(b) “Continuing Directors” means the directors identified in Article IV, Section 4.1 and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors then on the board of directors.

~~Section 6.3 Applicability of Certain Provisions.  Notwithstanding anything to the contrary set forth in this charter, if and to the extent the Corporation’s shares of Common Stock are qualified as “covered securities” as defined by Section 18 of the 1933 Act, the following sections or articles of this charter shall not apply and shall be of no force and effect: Section 5.5, Section 5.8, Section 5.6, Section 6.2, Article VII, Article VIII, Article IX, Article XI, Article XII and Article XIII.~~

ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION AND
ADVANCE OF EXPENSES

Section 7.1 Limitation of Stockholder Liability.  No stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a stockholder.

Section 7.2 Limitation of Director and Officer Liability.  ~~Subject to any limitation set forth under Maryland law or the federal securities laws, or in this Article VII~~To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.3 Indemnification and Advance of Expenses.  ~~Subject to any limitations set forth under~~To the maximum extent that Maryland law ~~or the federal securities laws or in this Article VII~~in effect from time to time, the Corporation shall indemnify ~~and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay~~ or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity~~,~~ and (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in ~~that capacity or (iii) the Adviser or any of its Affiliates acting as an agent of the Corporation (each such person an “Indemnitee”)~~such capacity from and against any claim or liability to which such person may become subject or which such person may incur. The rights to indemnification and ~~advance~~advancement of expenses provided to a director or officer hereby shall vest immediately upon election of such director or officer. The Corporation may, with the approval of the board of directors or any duly authorized committee thereof, provide such indemnification and advancement of expenses to a ~~Person~~person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The board of directors may take such action as is necessary to carry out this Section 7.3.

Section 7.4 ~~Limitations on Indemnification and Advance of Expenses.~~

~~(a) Notwithstanding anything to the contrary contained in Section 7.2 or Section 7.3 above, the Corporation shall not provide for indemnification of an Indemnitee for any liability or loss suffered by such Indemnitee or hold such Indemnitee harmless for any liability or loss suffered by the Corporation, unless all of the following conditions are met:~~

~~(i) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.~~

~~(ii) The Indemnitee was acting on behalf of or performing services for the Corporation.~~

~~(iii) Such liability or loss was not the result of negligence or misconduct, in the case that the Indemnitee is a director, the Adviser, or an Affiliate of the Adviser.~~

~~(iv) Such indemnification or agreement to hold harmless is recoverable only out of net assets of the Corporation and not from the stockholders.~~

~~(b) Notwithstanding anything to the contrary contained in Section 7.3, the Corporation shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (“SEC”) and of the published position of any state securities regulatory authority in which securities of the Corporation were offered or sold as to indemnification for violations of securities laws.~~

~~(c) The Corporation shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding only if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b) such Indemnitee provides the Corporation with written affirmation of such Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized by Section 7.3 hereof has been met, (c) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (d) such Indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.~~

~~(d) Notwithstanding the foregoing, paragraphs (a), (b) and (c) above shall apply to the Adviser and its affiliates only so long as the Common Stock is not listed on a national securities exchange.~~

~~(e) As required under the 1940 Act, no provision of this Article VII shall be effective to protect or purport to protect any director or officer of the Corporation against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. The Corporation may not incur that portion of liability insurance which insures any director or officer of the Corporation, the Adviser or any Affiliate of the Adviser for any liability as to which such individual or entity is prohibited from being indemnified under this Section 7.4.Section 7.5~~ Express Exculpatory Clauses in Instruments.  Neither the stockholders nor the directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being stockholders, directors, officers, employees or agents of the Corporation, and all ~~Persons~~persons shall look solely to the Corporation’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any stockholder, director, officer, employee or agent liable thereunder to any third party, nor shall the directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Section 7.5 1940 Act.  The provisions of this Article VII shall be subject to any applicable limitations of the 1940 Act.

Section 7.6 Amendment or Repeal.  Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 7.7 Non-Exclusivity.  The exculpation, indemnification and advancement of expenses provided or authorized by this Article VII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the Bylaws, a resolution of stockholders or directors, an agreement or otherwise.

~~ARTICLE VIII~~
~~ADVISER~~

~~Section 8.1 Supervision of Adviser.~~

~~(a) The board of directors may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the board of directors. The board of directors shall monitor the Adviser to assure that the administrative procedures, operations and programs of the Corporation are in the best interests of the Corporation and are fulfilled and that (i) the expenses incurred are reasonable in light of the investment performance of the Corporation, its net assets and its net income, (ii) all Front End Fees are reasonable and do not exceed 18% of the gross proceeds of any offering, regardless of the source of payment, and (iii) the percentage of gross proceeds of any offering committed to Investment in Program Assets is at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Corporation, directly or indirectly, shall be taken into consideration in computing the amount of allowable selling commissions.~~

~~(b) The board of directors is responsible for determining that compensation paid to the Adviser is reasonable in relation to the nature and quality of services performed and the investment performance of the Corporation and that the provisions of the investment advisory agreement are being carried out. The board of directors may consider all factors that it deems relevant in making these determinations. So long as the Corporation is a business development company under the 1940 Act, compensation to the Adviser shall be considered presumptively reasonable if the incentive fee is limited to the amounts allowed by the 1940 Act.~~

~~Section 8.2 Fiduciary Obligations.  The Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Corporation, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Corporation. In addition, the Adviser shall not, by entry into an agreement with any stockholder of the Corporation or otherwise, contract away the fiduciary obligation owed to the Corporation and the Corporation stockholders under common law. The board of directors shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is justified.~~

~~Section 8.3 Termination of Investment Advisory Agreement.  Any investment advisory agreement may be terminated at any time, without the payment of any penalty by the Adviser upon 120 days’ written notice to the Corporation. After the termination of an investment advisory agreement, the Adviser shall not be entitled to compensation for further services provided except that it shall be entitled to receive from the Corporation within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement. If the Corporation and the Adviser cannot agree on the amount of such reimbursements and fees, the parties will submit to binding arbitration which cost will be borne equally by the terminated Adviser and the Corporation. Upon termination, the Adviser shall promptly (i) deliver to the board of directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following~~

~~the date of the last accounting furnished to the board of directors (ii) deliver to the board of directors all assets and documents of the Corporation then in custody of the Adviser; and (iii) cooperate with the Corporation to provide an orderly management transition. In addition, within thirty days of termination, the Board shall appoint a new Adviser.~~

~~Section 8.4 Organizational and Offering Expenses Limitation.  The Corporation shall reimburse the Adviser and its Affiliates for Organizational and Offering Expenses incurred by the Adviser or its Affiliates; provided, however, that the total amount of all Organizational and Offering Expenses shall be reasonable and shall be included as Front End Fees for purposes of the limit on such Front End Fees set forth in Section 8.1.~~

~~Section 8.5 Acquisition Fees.  The Corporation may pay the Adviser and its Affiliates fees for the review and evaluation of potential investments; provided, however, that the board of directors shall conclude that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable.~~

~~Section 8.6 Reimbursement for Expenses.  The Corporation may reimburse the Adviser, at the end of each fiscal quarter, for the actual cost of goods and services used for or by the Corporation and obtained from Persons other than the Adviser’s Affiliates. The Adviser may be reimbursed for the administrative services necessary for the prudent operation of the Corporation; provided, however, that the reimbursement shall be the lower of the Adviser’s actual cost or the amount the Corporation would be required to pay Persons other than the Adviser’s Affiliates for comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or another method conforming with generally accepted accounting principles.~~

~~Section 8.7 Reimbursement Limitations.  The Corporation shall not reimburse the Adviser or its Affiliates for services for which the Adviser or its Affiliates are entitled to compensation in the form of a separate fee. Excluded from the allowable reimbursement shall be: (a) rent or depreciation, utilities, capital equipment and other administrative items of the Adviser; and (b) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any controlling person of the Adviser. For purposes of this Section 8.7, “controlling person” means persons with responsibilities similar to those of an executive, or a member of the board of directors, or any person who holds 10% or more of the Adviser’s equity securities or who has the power to control the Adviser, whether through ownership of voting securities, by contract, or otherwise.~~

~~Section 8.8 No Exclusive Agreement.  The Adviser shall not be granted an exclusive right to sell or exclusive employment to sell assets for the Corporation.~~

~~Section 8.9 Rebates, Kickbacks and Reciprocal Arrangements.  The Adviser shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws. In addition, the Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Corporation’s stock or give investment advice to a potential stockholder; provided, however, that the Adviser may pay a registered broker-dealer or other properly licensed agent from sales commissions for selling or distributing the Corporation’s common stock.~~

~~Section 8.10 Commingled Funds.  The Adviser shall not permit or cause to be permitted the Corporation’s funds from being commingled with the funds of any other entity. Nothing, however, shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts may be established for the benefit of affiliated programs, provided that the Corporation’s funds are protected from the claims of other programs and creditors of such programs.~~

~~Section 8.11 Reports to Stockholders.  The Adviser shall prepare or shall cause to be prepared and distributed to stockholders during each year the following reports of the Corporation (either included in a periodic report filed with the SEC or distributed in a separate report):~~

~~(a) Quarterly Reports.  Within 60 days of the end of each quarter, a report containing the same financial information contained in the Corporation’s Quarterly Report on Form 10-Q filed by the Corporation under the Securities Exchange Act of 1934, as amended.~~

~~(b) Annual Report.  Within 120 days after the end of the Corporation’s fiscal year, an annual report containing (i) a balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principals and accompanied by an auditor’s report containing an opinion of an independent certified public accountant; (ii) a report of the activities of the Corporation during the period covered by the report (iii) where forecasts have been provided to the Corporation’s shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) A report setting forth distributions by the Corporation for the period covered thereby and separately identifying distributions from (1) cash flow from operations during the period; (2) cash flow from operations during a prior period which have been held as reserves; and (3) proceeds from disposition of Corporation’s assets.~~

~~(c) Previous Reimbursement Reports.  The Adviser shall prepare or shall cause to be prepared a report, prepared in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports, and distributed to stockholders not less than annually, containing an itemized list of the costs reimbursed to the Adviser for the previous fiscal year. The special report shall at a minimum provide (i) a review of the time records of individual employees, the costs of whose services were reimbursed; and (ii) a review of the specific nature of the work performed by each such employee.~~

~~(d) Proposed Reimbursement Reports.  The Adviser shall prepare or shall cause to be prepared a report containing an itemized estimate of all proposed expenses for which it shall receive reimbursements for the next fiscal year, together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.~~

~~(e) Proposed Federal Income Tax Returns.  Within 75 days after the end of the Corporation’s fiscal year, all information necessary for stockholders’ to prepare their federal income tax returns.~~

~~Section 8.12. Limitations on Reimbursement of Expenses.  In addition to the compensation paid to the Adviser, the Corporation shall reimburse the Adviser for all expenses of the Corporation incurred by the Adviser as well as the actual cost of goods and services used for or by the Company and obtained from entities not affiliated with the Adviser. The Adviser may be reimbursed for the administrative services performed by it on behalf of the Corporation; provided, however, the reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Corporation would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be: (i) rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and (ii) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any executive officer or board member of the Adviser (or any individual performing such services) or a holder of 10% or greater equity interest in the Adviser (or any person having the power to direct or cause the direction of the Adviser, whether by ownership of voting securities, by contract or otherwise).~~

~~ARTICLE IX~~
~~INVESTMENT OBJECTIVES AND LIMITATIONS~~

~~Section 9.1 Investment Objectives.  The independent directors shall review the investment policies of the Corporation with sufficient frequency (not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of the Corporation.~~

~~Section 9.2 Investments in Other Programs~~

~~(a) The Corporation shall not invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, unless the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall the Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Corporation from carrying out its business of investing and reinvesting its assets in securities of other issuers. For purposes of this Section 9.2, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.~~

~~(b) The Corporation may invest in general partnerships or joint ventures with other publicly registered Affiliates of the Corporation if all of the following conditions are met: (i) the Affiliate and the Corporation have substantially identical investment objectives; (ii) there are no duplicate fees to the Adviser; (iii) the compensation payable by the general partnership or joint venture to the advisers in each corporation that invests in such partnership or joint venture is substantially identical; (iv) each of the Corporation and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the partnership or joint venture; (v) the investment of each of the Corporation and its Affiliate is on substantially the same terms and conditions; and (vi) any prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions since neither the Corporation nor its Affiliate controls the partnership or joint venture, and the potential risk that, while the Corporation or its Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so.~~

~~(c) The Corporation may invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the investment is necessary to relieve the Adviser from any commitment to purchase the assets entered into in compliance with Section 10.1 prior to the closing of the offering period of the Corporation; (ii) there are no duplicate fees to the Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Corporation has a right of first refusal to buy if the Adviser wishes to sell assets held in the partnership or joint venture; and (v) any prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions.~~

~~(d) The Corporation may be structured to conduct operations through separate single-purpose entities managed by the Adviser (multi-tier arrangements); provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws. Any agreements regarding such arrangements shall accompany any prospectus of the Corporation, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organizational and Offering Expenses, fees payable to the Adviser, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Adviser, the Corporation and the stockholders; and (iii) there will be no diminishment in the voting rights of the stockholders.~~

~~(e) Other than as specifically permitted in subsections (b), (c) and (d) above, the Corporation shall not invest in general partnerships or joint ventures with Affiliates.~~

~~(f) The Corporation may invest in general partnership interests of limited partnerships only if the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above, the Adviser is not entitled to any duplicate fees, no additional compensation beyond that permitted under applicable law is paid to the Adviser, and the agreement of limited partnership or other applicable agreement complies with Articles IX and X.~~

~~Section 9.3 Other Goods or Services~~

~~(a) In addition to the services to be provided under the investment advisory agreement, the Corporation may accept goods or other services provided by the Adviser in connection with the operation of assets, provided that (i) the Adviser, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Corporation; (ii) the terms pursuant to which all such goods or services are provided to the Corporation by the Adviser shall be embodied in a written contract, the material terms of which must be fully disclosed to the stockholders in the Corporation’s prospectus; (iii) the contract may only be modified with approval of holders of a majority of the outstanding voting securities of the Corporation; and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice. Without limitation of the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (i) the Adviser must be independently engaged in the business of providing such goods or services to persons other than its Affiliates and at least 33% of the Adviser’s associated gross revenues must come from persons other than its Affiliates; (ii) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged by persons other than the Adviser and its Affiliates in the same geographic location who provide comparable goods or services which could reasonably be made available to the Corporation; and (iii) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the stockholders through written communication. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from persons other than the Adviser and its Affiliates.~~

~~(b) Notwithstanding the foregoing clause (a), if the Adviser is not engaged in the business to the extent required by such clause, the Adviser may provide to the Corporation other goods and services if all of the following additional conditions are met: (i) the Adviser can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged by persons other than the Adviser and its Affiliates in the same geographic location who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Adviser on behalf of the Corporation in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws; and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.~~

~~ARTICLE X~~
~~CONFLICTS OF INTEREST~~

~~Section 10.1 Sales and Leases to Corporation.  The Corporation shall not purchase or lease assets in which the Adviser or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction occurs at the formation of the Corporation and is fully disclosed to the stockholders in the prospectus or in a periodic report; and (b) the assets are sold or leased upon terms that are reasonable to the Corporation and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section 10.1, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Corporation, or the completion of construction of the assets, provided that all of the following conditions are met: (i) the assets are purchased by the Corporation at a price no greater than the cost of the assets to the Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Corporation; and (iii) there are no other benefits arising out of such transaction to the Adviser apart from compensation otherwise permitted by the NASAA Omnibus Guidelines.~~

~~Section 10.2 Sales and Leases to the Adviser, Directors or Affiliates.  The Corporation shall not sell assets to the Adviser or any Affiliate thereof unless such sale is duly approved by the holders of shares of stock entitled to cast a majority of all the votes entitled to be cast on the matter. The Corporation shall not lease assets to the Adviser or any Affiliate thereof unless all of the following conditions are met: (a) the transaction occurs at the formation of the Corporation and is fully disclosed to the stockholders in the prospectus or in a periodic report and (b) the terms of the transaction are fair to the Corporation.~~

~~Section 10.3 Loans.  Except for the advancement of funds pursuant to Section 7.3, no loans, credit facilities, credit agreements or otherwise shall be made by the Corporation to the Adviser or any Affiliate thereof.~~

~~Section 10.4 Commissions on Financing, Refinancing or Reinvestment.  The Corporation shall not pay, directly or indirectly, a commission or fee to the Adviser or any Affiliate thereof (except as otherwise specified in this Article X) in connection with the reinvestment of Cash Available for Distribution and available reserves or of the proceeds of the resale, exchange or refinancing of assets.~~

~~Section 10.5 Other Transactions.  The Corporation shall not engage in any other transaction with the Adviser or any Affiliate thereof unless such transaction complies with the NASAA Omnibus Guidelines and all applicable law, including any reciprocal business arrangements that would circumvent the prohibitions set forth in this Article X.~~

~~Section 10.6. Lending Practices.  On financing made available to the Corporation by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser shall not impose a prepayment charge or penalty in connection with such financing and the Adviser shall not receive points or other financing charges. The Adviser shall be prohibited from providing permanent financing for the Corporation. For purposes of this Section 10.6, “permanent financing” shall mean any financing with a term in excess of 12 months.~~

~~ARTICLE XI~~
~~STOCKHOLDERS~~

~~Section 11.1 Voting Rights of Stockholders.  Subject and in addition to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations, including the MGCL, or other provision of this charter, upon a vote by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote on the matter, stockholders may, without the necessity for concurrence by the Adviser, direct that the Corporation: (a) amend the charter; (b) dissolve the Corporation; (c) remove the Adviser and elect a new Adviser; or (d) approve or disapprove the sale of all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business. Without approval of holders of a majority of shares entitled to vote on the matter, the Corporation shall not permit the Adviser to: (a) amend the charter in a manner that adversely affects the interests of the stockholders; (b) except as permitted by Section 8.3(b), permit the Adviser to voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the stockholders; (c) appoint a new Adviser; (d) sell all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business; or (e) cause the merger or similar reorganization of the Corporation. With respect to any shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the stockholders regarding the removal of the Adviser or regarding any transaction between the Corporation and the Adviser. In determining the existence of the requisite percentage of the Corporation’s shares entitled to vote on the matter and necessary to approve a matter on which the Adviser may not vote or consent pursuant to this Section 11.1, any shares of the Corporation’s stock entitled to vote on the matter and owned by the Adviser shall not be included..~~

~~Section 11.2 Right of Inspection.  Any stockholder and any designated representative thereof shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon~~

~~reasonable notice and during normal business hours. Stockholders shall have the right to access the Corporation’s records pertaining to its stockholders as set forth in the Bylaws, which records shall be updated at least quarterly.~~

~~Section 11.3 Reports.~~

~~(a) For each fiscal year ending after the commencement of the Initial Public Offering, the Corporation shall cause to be prepared and mailed or delivered by any reasonable means, including an electronic medium, to each stockholder and each holder of other publicly held securities within 120 days after the end of the fiscal year to which it relates an annual report that shall include: (i) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) a report of the activities of the Corporation during the period covered by the report; (iii) where forecasts have been provided to the stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to stockholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period, (B) cash flow from operations during a prior period which have been held as reserves, (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds originally obtained from stockholders in an offering.~~

~~(b) The Corporation shall cause to be prepared and mailed or delivered to each stockholder within 60 days after the end of each fiscal quarter of the Corporation, a report containing the same financial information contained in the Corporation’s Quarterly Report on Form 10-Q filed by the Corporation under the 1934 Act.~~

~~(c) The Corporation shall cause to be prepared and mailed or delivered within 75 days after the end of each fiscal year of the Corporation to each Person who was at any time during such fiscal year a stockholder all information necessary for the preparation of the such Person’s federal income tax returns.~~

~~(d) If stock has been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) and (b) above; then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Corporation in response to any defaults, and a discussion and analysis of the impact on capital requirements of the Corporation.~~

~~Section 11.4 Tender Offers.  If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the 1934 Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding shares of stock of the Corporation; provided, however, that, unless otherwise required by the 1934 Act, such documents are not required to be filed with the SEC. In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer. No Stockholder may Transfer any Shares held by such Stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer” which shall apply for all such tender offers not to exceed an offer for 9.8% of the outstanding shares of the Company) unless such Stockholder shall have first offered such Shares to the Corporation at a price that is greater than the tender, but, shall not exceed and shall be on the same terms and at the same price at which such Stockholder would be able to sell such Shares pursuant to the Corporation’s share repurchase program, if a share repurchase program is effective at the time of such Non-Compliant Tender Offer. The terms of such share repurchase program will be as described in the Company’s prospectus.~~

~~Section 11.5 Death or Disability.  In the event of a stockholder’s death or Disability (as hereinafter defined), the Corporation shall have the right, in its sole and absolute discretion, to repurchase such stockholder’s shares of Common Stock, upon the stockholder presenting such shares for repurchase; provided, however, that no such stockholder or such stockholder’s estate shall be obligated to present any such shares for repurchase pursuant to this provision. The repurchase price to be paid by the Corporation to the stockholder or stockholder’s estate, as applicable, will be: (i) 100% of the purchase price paid to acquire the shares from the Corporation for stockholders who have continuously held their shares for less than one year before the date of death or Disability; or (ii) for stockholders who have held their shares for longer than one~~

~~year, the purchase price payable to such stockholder pursuant to the Corporation’s share repurchase program as described in the Corporation’s prospectus filed with the SEC, as amended or supplemented. The Corporation’s board of directors shall have the discretion to waive any holding requirements for shares repurchased by the Corporation in connection with a stockholder’s death or Disability. The stockholder or the stockholder’s estate, as applicable, shall notify the Corporation in writing of the stockholder’s death or Disability. As used herein, “Disability” shall mean such stockholder suffers a disability for a period of time, as may be determined by the board of directors (excluding, if applicable, the stockholder who is the stockholder for which such determination is being made), and the accuracy of such determination is confirmed by a qualified independent physician from whom such stockholder is required to receive an examination within thirty (30) days following the board of directors’ determination. The alleged disabled stockholder will share the opinion of such qualified independent physician with the board of directors and the board of directors will use best efforts to maintain the confidentiality of such information. If such stockholder fails to reasonably cooperate with the board of directors in obtaining the opinion of a qualified independent physician, then the board of directors may, in its reasonable discretion, decide to not exercise the redemption right granted to the Corporation hereunder.~~

~~ARTICLE XII~~
~~ROLL-UP TRANSACTIONS~~

~~Section 12.1 Roll-Up Transactions.  In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to holders of Common Stock who vote against the proposed Roll-Up Transaction the choice of:~~

~~(a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or~~

~~(b) one of the following:~~

~~(i) remaining as holders of Common Stock and preserving their interests therein on the same terms and conditions as existed previously; or~~

~~(ii) receiving cash in an amount equal to their pro rata share of the appraised value of the net assets of the Corporation.~~

~~The Corporation is prohibited from participating in any proposed Roll-Up Transaction:~~

~~(a) that would result in the holders of Common Stock having voting rights in a Roll-Up Entity that are less than the rights provided for in Section 11.1 hereof;~~

~~(b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of stock by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the stock held by that investor;~~

~~(c) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Section 11.2 hereof; or~~

~~(d) in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the holders of Common Stock.~~

~~ARTICLE XIII~~
~~DEFINITIONS~~

~~As used in the charter, the following terms shall have the following meanings unless the context otherwise requires:~~

~~Acquisition Expenses.  The term “Acquisition Expenses” shall mean any and all expenses incurred by the Corporation, the Adviser, or any Affiliate of either in connection with the initial purchase or acquisition of assets by the Corporation, whether or not acquired, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, non-refundable option payments on assets not acquired, accounting fees and expenses and miscellaneous expenses relating to the purchase or acquisition of assets, whether or not acquired.~~

~~Acquisition Fee.  The term “Acquisition Fee” shall mean any and all fees and commissions paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Adviser) in connection with the initial purchase or acquisition of assets by the Corporation. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee, non-recurring management fee, or any fee of a similar nature, however designated.~~

~~Adviser.  The term “Adviser” shall mean the Person or Persons, if any, appointed, employed or contracted with by the Corporation and responsible for directing or performing the day-to-day business affairs of the Corporation. The Adviser is a Sponsor of the Corporation.~~

~~Affiliate or Affiliated.  The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.~~

~~Assessments.  The term “Assessments” shall mean any additional amounts of capital which may be mandatorily required of, or paid voluntarily by, a stockholder beyond his or her subscription commitment excluding deferred payments.~~

~~Capital Contributions.  The term “Capital Contributions” shall mean the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan, in the Corporation by a stockholder or by all stockholders, as the case may be. Unless otherwise specified, Capital Contributions shall be deemed to include principal amounts to be received on account of deferred payments.~~

~~Cash Available for Distribution.  The term “Cash Available for Distribution” shall mean Cash Flow plus cash funds available for distribution from the Corporation’s reserves less amounts set aside for restoration or creation of reserves.~~

~~Cash Flow.  The term “Cash Flow” shall mean the Corporation’s cash funds provided from operations, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements. Cash withdrawn from reserves is not Cash Flow.~~

~~Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended.~~

~~Controlling Person.  For purposes of Section 8.7, the term “Controlling Person” means a person who performs the functions for the Adviser similar to those of an executive officer or a member of the board of directors, and any person who holds more than 10% of the Adviser’s equity securities or who has the power to control the Adviser.~~

~~Front End Fees.  The term “Front End Fees” shall mean fees and expenses paid by any party for any services rendered to organize the Corporation and to acquire assets for the Corporation, including Organizational and Offering Expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees, however designated by the Sponsor.~~

~~Independent Expert.  The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Sponsor who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation, and who is qualified to perform such work.~~

~~Investment in Program Assets.  The term “Investment in Program Assets” shall mean the amount of Capital Contributions actually paid or allocated to the purchase or development of assets acquired by the Corporation (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent (3%) shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.~~

~~Net Worth.  The term “Net Worth” shall mean the excess of total assets over total liabilities as determined by generally accepted accounting principles.~~

~~Organizational and Offering Expenses.  The term “Organizational and Offering Expenses” shall mean any and all costs and expenses incurred by and to be paid from the assets of the Corporation in connection with the formation, qualification and registration of the Corporation, and the marketing and distribution of shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories and experts, and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.~~

~~Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).~~

~~Program Interest.  The term “Program Interest” shall mean the Common Stock and the Preferred Stock of the Corporation.~~

~~Promotional Interest.  The term “Promotional Interest” shall mean a percentage interest of the Adviser in all revenues, costs and expenses of the Corporation, other than Front End Fees, for which the Adviser is not obligated to make a Capital Contribution in the form of cash or tangible property.~~

~~Prospectus.  The term “Prospectus” shall have the meaning given to that term by Section 2(10) of the Securities Act of 1933.~~

~~Roll-Up Entity.  The term “Roll-Up Entity” shall mean a partnership, trust, corporation or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.~~

~~Roll-Up Transaction.  The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the stockholders. Such term does not include:~~

~~(a) a transaction involving Securities of the Corporation that has been listed for at least twelve months on a national exchange or traded for at least twelve months through the National Association of Securities Dealers Automated Quotation-National Market System; or~~

~~(b) a transaction involving the conversion to trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:~~

~~(i) stockholders’ voting rights;~~

~~(ii) the term of existence of the Corporation;~~

~~(iii) Sponsor or Adviser compensation; or~~

~~(iv) the Corporation’s investment objectives.~~

~~Sponsor.  The term “Sponsor” shall mean any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Corporation, (ii) will control, manage or participate in the management of the Corporation, and any Affiliate of any such Person, (iii) takes the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Corporation, (vi) possesses significant rights to control assets, (vii) receives fees for providing services to the Corporation which are paid on a basis that is not customary in the industry or (viii) provides goods or services to the Corporation on a basis which was not negotiated at arm’s-length with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent manager of a portion of the Corporation’s assets and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.~~

RECITALS CONTINUED:

THIRD:  The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The name and address of the Corporation’s current resident agent and the current address of the principal office of the Corporation are as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Section 4.1 of Article IV of the foregoing amendment and restatement of the charter.

SIXTH:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was ~~10,000,000, consisting of 10,000,000 shares of Common Stock~~500,000,000, consisting of 450,000,000 shares of common stock, $0.001 par value per share and 50,000,000 shares of preferred stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value was $~~10,000.~~500,000.

SEVENTH:  The total number of shares of stock which the Corporation has authority to issue after giving effect to the foregoing amendment and restatement of the charter ~~is 500,000,000, consisting of 450,000,000~~, the number of shares of ~~Common Stock, $0.001 par value per share and 50,000,000 shares of Preferred Stock, $0.001 par value per share. The~~each class or series thereof, and the aggregate par value of all ~~authorized~~ shares of stock of the Corporation having par value ~~is $500,000.~~were not changed by the amendments set forth in the foregoing amendment and restatement of the charter of the Corporation.

EIGHTH:  The undersigned acknowledges these ~~Second~~Third Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these ~~Second~~Third Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer and Treasurer on ~~August 19, 2013.~~[           ], 2015.

BUSINESS DEVELOPMENT CORPORATION
OF AMERICA

By:	Name: Title:
Attest	Name: Title:

Exhibit B

~~SECOND~~THIRD AMENDED AND RESTATED INVESTMENT ADVISORY AND
MANAGEMENT SERVICES AGREEMENT

This ~~Second~~Third Amended and Restated Investment Advisory and Management Services Agreement (the “Agreement”) is made as of the ~~5th~~   day of ~~June~~  ,  ~~2013,~~2015, by and between BUSINESS DEVELOPMENT CORPORATION OF AMERICA, a Maryland corporation (the “Company”), and BDCA ADVISER, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, on October 28, 2010, the Company and the Adviser entered into that certain Investment Advisory and Management Services Agreement (the “Original Agreement”) wherein the Company and the Adviser agreed that the Adviser would furnish investment advisory services to the Company and provide certain administrative services necessary for the operation of the Company on the terms and conditions set forth therein;

WHEREAS, ~~in accordance with the terms of the Original Agreement, the Adviser entered into that certain Investment Sub-Advisory Agreement dated as of October 28, 2010, as amended and restated on January 13, 2011 (collectively, the “Sub-Advisory Agreement”), with Main Street Capital Corporation, a Maryland corporation (the “Sub-Adviser”), pursuant to which the Adviser delegated certain duties under the Original Agreement to the Sub-Adviser;~~

~~WHEREAS, the Adviser and the Sub-Adviser mutually terminated the Sub-Advisory Agreement and the sub-advisory relationship between the parties; and WHEREAS, as a result of the termination of the Sub-Advisory Agreement,~~on June 23, 2011, the Company and the Adviser amended and restated the Original Agreement in its entirety and entered into an Amended and Restated Investment Advisory and Management Services Agreement ~~dated as of June 23, 2011~~ (the “Amended Agreement”) in order to reduce the Base Management Fee (as defined in Section 3(a) hereof) from two percent (2%) of the Company~~’~~’s gross assets to one and one half percent (1.5%) of the Company~~’~~’s gross assets; ~~and~~

WHEREAS, on June 5, 2013, the Company and the Adviser ~~now desire to amend and restate the Amended Agreement in its entirety~~amended and restated the Amended Agreement (the “Second Amended Agreement”) in order to remove the third part of the incentive fee, referred to as the “Subordinated Liquidation Incentive Fee,” which was equal to 20.0% of the net proceeds from the liquidation of the Company remaining after investors have received distributions of net proceeds from liquidation of the Company equal to Adjusted Capital (as defined in Section 3(b) hereof) as calculated immediately prior to liquidation; and

WHEREAS, the Company and the Adviser now desire to amend and restate the Second Amended Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) Retention of Adviser.  The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth:

(i) in accordance with the investment objectives, policies and restrictions that are set forth in the Company~~’~~’s Registration Statement on Form N-2 ~~(File No. 333-166636)~~ filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”), if any, and/or the Company’s periodic reports filed with the SEC from time to time; and

(ii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Company~~’~~’s charter and bylaws, in each case as amended from time to time,

(b) Responsibilities of Adviser.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i) determine the composition and allocation of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(ii) identify, evaluate and negotiate the structure of the investments made by the Company;

(iii) execute, monitor and service the Company~~’~~’s investments;

(iv) determine the securities and other assets that the Company shall purchase, retain, or sell;

(v) perform due diligence on prospective portfolio companies; and

(vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

(c) Power and Authority.  To facilitate the Adviser~~’~~’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company~~’~~’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser shall arrange for such financing on the Company~~’~~’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(d) Acceptance of Employment.  The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e) Sub-Advisers.  The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company~~’~~’s investment objectives, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company.

(i) The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser.

(ii) Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to Board and Company stockholder approval thereunder, and other applicable federal and state law.

(iii) Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(f) Independent Contractor Status.  The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g) Record Retention.  Subject to review by and the overall control of the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company~~’~~’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company~~’~~’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records.

The following provisions in this Section 1 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(h) Administrator.  The Adviser shall, upon request by an official or agency administering the securities laws of a state, province, or commonwealth (an “State Administrator”), submit to such State Administrator the reports and statements required to be distributed to Company stockholders pursuant to this Agreement, the Registration Statement and applicable federal and state law.

(i) Fiduciary Duty:  It is acknowledged that the Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Adviser~~’~~’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company. The Adviser shall not, by entry into an agreement with any stockholder of the Company or otherwise, contract away the fiduciary obligation owed to the Company and the Company stockholders under common law.

2. Company~~’~~’s Responsibilities and Expenses Payable by the Company.

~~(a) Costs.  Subject to the limitations on reimbursement of the Adviser as set forth in Section 2(b) below, the Company, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its operations and transactions, including (without limitation) fees and expenses relating to: expenses deemed to be “organization and offering expenses” of the Company for purposes of Conduct Rule 2310(a)(12) of the Financial Industry Regulatory Authority (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee and any discounts, are hereinafter referred to as “Organization and Offering Expenses”); amounts paid to third parties for administrative services; the investigation and monitoring of the Company’s investments; the cost of calculating the Company’s net asset value; the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; management and incentive fees payable pursuant to the investment advisory agreement; fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms), transfer agent and custodial fees, fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); federal and state registration fees; any exchange listing fees; federal, state and local taxes; independent directors’ fees and expenses; brokerage commissions; costs of proxy statements; stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; fidelity bond, liability insurance and other insurance premiums; and printing, mailing, independent accountants and outside legal costs.~~

~~Notwithstanding the foregoing, the Company shall not be liable for Organization and Offering Expenses to the extent that Organization and Offering Expenses, together with all prior Organization Offering Expenses, exceeds the greater of $125,000 and 1.5% of the aggregate gross proceeds from the offering of the Company’s securities (the “Offering Proceeds”). More specifically, the Company shall be obligated to reimburse the Adviser for all current and past Organization and Offering Expenses paid by the Adviser and not already reimbursed by the Company (the “Reimbursable O&O Expenses”) as follows:~~

~~(i) if the Offering Proceeds are $8,333,333.33 or less, the Company shall reimburse the Adviser for such Reimbursable O&O Expenses to the extent that the Reimbursable O&O Expenses, together with all past Organization and Offering Expenses for which the Adviser has received reimbursement, does not exceed $125,000; or~~

~~(ii) if the Offering Proceeds exceed $8,333,333.33, the Company shall reimburse the Adviser for such Reimbursable O&O Expenses to the extent that the Reimbursable O&O Expenses, together with all past Organization and Offering Expenses for which the Adviser has received reimbursement, does not exceed an amount equal to 1.5% of the Offering Proceeds or a maximum reimbursement of $22,500,000, assuming the maximum offering size is $1,500,000,000.~~

(a) Adviser Personnel. All personnel of the Adviser, when and to the extent engaged in providing investment advisory services under and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

The following provisions in this Section 2~~(b)~~ shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(b) Limitations on Reimbursement of Expenses.  In addition to the compensation paid to the Adviser pursuant to Section 3, the Company shall reimburse the Adviser for all expenses of the Company incurred by the Adviser as well as the actual cost of goods and services used for or by the Company and obtained from entities not affiliated with the Adviser. The Adviser may be reimbursed for the administrative services performed by it on behalf of the Company; provided, however, the reimbursement shall be an amount equal to the lower of the Adviser ~~’~~’s actual cost or the amount the Company would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be:

(i) rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and

(ii) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any executive officer or board member of the Adviser (or any individual performing such services) or a holder of 10% or greater equity interest in the Adviser (or any person having the power to direct or cause the direction of the Adviser, whether by ownership of voting securities, by contract or otherwise).

~~(c) Periodic Reimbursement.  Expenses incurred by the Adviser on behalf of the Company and payable pursuant to this Section 2 shall be reimbursed no less than monthly to the Adviser. The Adviser shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.~~

3. Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.

(a) Base Management Fee.  The Base Management Fee shall be calculated at an annual rate of one and one half percent (1.5%) of the Company~~’~~’s average gross assets. The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average value of the Company~~’~~’s gross assets at the end of the two most recently completed calendar quarters. All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Adviser shall determine. The Base Management Fee for any partial month or quarter shall be appropriately pro rated.

(b) Incentive Fee.  The Incentive Fee shall consist of two parts, as follows:

(i) The first part, referred to as the “~~Subordinated~~ Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Company~~’~~’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. The payment of the ~~Subordinated~~ Incentive Fee on Income shall be subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on ~~Adjusted Capital (as defined below) at the beginning~~the value of the Company’s net assets at the end of the most recently completed calendar quarter, of 1.75% (7.00% annualized), subject to a “catch up” feature (as described below). The calculation of the ~~Subordinated~~ Incentive Fee on Income for each quarter is as follows:

(A) No ~~Subordinated~~ Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company~~’~~’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.75% or 7.00% annualized (the “Preferred Return”) on ~~Adjusted Capital~~net assets;

(B) 100% of the Company~~’~~’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the preferred return but is less than or equal to 2.1875% in any calendar quarter (8.75% annualized) shall be payable to the Adviser. This portion of the company~~’s Subordinated~~’s Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 20% on all of the Company~~’~~’s Pre-Incentive Fee Net Investment Income when the Company~~’~~’s Pre-Incentive Fee Net Investment Income reaches 2.1875% (8.75% annualized) in any calendar quarter; and

(C) For any quarter in which the Company~~’~~’s Pre-Incentive Fee Net Investment Income exceeds 2.1875% (8.75% annualized), the ~~Subordinated~~ Incentive Fee on Income shall equal 20% of the amount of the Company~~’~~’s Pre-Incentive Fee Net Investment Income, as the Preferred Return and catch-up will have been achieved.

(ii) ~~(ii)~~ The second part of the incentive fee, referred to as the “Incentive Fee on Capital Gains During Operations,” shall be an incentive fee on capital gains earned on liquidated investments from the portfolio during operations prior to the liquidation of the Company and shall be determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement). This fee shall equal 20.0% of the Company~~’~~’s incentive fee capital gains, which shall equal the Company~~’~~’s realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

(iii) ~~(iii)~~ For purposes of Section 3(b)~~:~~, ~~(A)~~ “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company~~’~~’s operating expenses for the quarter (including the base management fee, expenses payable under the administration agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

~~(B) “Adjusted Capital” shall mean cumulative gross proceeds generated from sales of the Company’s common stock (including proceeds from the Company’s distribution reinvestment plan) reduced for distributions from non-liquidating dispositions of the Company’s investments paid to stockholders and amounts paid for share repurchases pursuant to the Company’s share repurchase program.~~

(iv) Notwithstanding the foregoing, in no event will the Adviser~~’~~’s compensation on the basis of a share of capital gains exceed 20% of the realized capital gains upon the funds of the Company over the life of the Company, computed net of all realized capital losses and unrealized capital depreciation.

4. Covenants of the Adviser.

(a) ~~(a) Adviser Status.~~  The Adviser covenants that it will register as an investment adviser under the Advisers Act and will maintain such registration. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

The following provisions in this Section 4 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(b) Reports to Stockholders.  The Adviser shall prepare or shall cause to be prepared and distributed to stockholders during each year the following reports of the Company (either included in a periodic report filed with the SEC or distributed in a separate report):

(i) Quarterly Reports.  Within 60 days of the end of each quarter, a report containing the same financial information contained in the Company’s Quarterly Report on Form 10-Q filed by the Company under the Securities Exchange Act of 1934, as amended.

(ii) Annual Report.  Within 120 days after the end of the Company’s fiscal year, an annual report containing:

(A) A balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principals and accompanied by an auditor’s report containing an opinion of an independent certified public accountant;

(B) A report of the activities of the Company during the period covered by the report;

(C) Where forecasts have been provided to the Company’s stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report;

(D) A report setting forth distributions by the Company for the period covered thereby and separately identifying distributions from (i) cash flow from operations during the period; (ii) cash flow from operations during a prior period which have been held as reserves; and (iii) proceeds from disposition of Company assets.

(iii) Previous Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report, prepared in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports, and distributed to stockholders not less than annually, containing an itemized list of the costs reimbursed to the Adviser pursuant to Section 2(b) for the previous fiscal year. The special report shall at a minimum provide:

(A) A review of the time records of individual employees, the costs of whose services were reimbursed; and

(B) A review of the specific nature of the work performed by each such employee.

(iv) Proposed Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report containing an itemized estimate of all proposed expenses for which it shall receive reimbursements pursuant to Section 2(b) of this Agreement for the next fiscal year, together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.

(v) Proposed Federal Income Tax Returns. Within 75 days after the end of the Company’s fiscal year, all information necessary for Stockholders’ to prepare their federal income tax returns.

(c) Reports to State Administrators.  The Adviser shall, upon written request of any State Administrator, submit any of the reports and statements to be prepared and distributed by it pursuant to this Section 4 to such State Administrator.

(d) Reserves.  In performing its duties hereunder, the Adviser shall cause the Company to provide for adequate reserves for normal replacements and contingencies (but not for payment of fees payable to the Adviser hereunder) by causing the Company to retain a reasonable percentage of proceeds from offerings and revenues.

(e) Recommendations Regarding Reviews.  From time to time and not less than quarterly, the Adviser must review the Company’s accounts to determine whether cash distributions are appropriate. The Company may, subject to authorization by the Board of Directors, distribute pro rata to the stockholders funds received by the Company which the Adviser deems unnecessary to retain in the Company.

(f) Temporary Investments.  The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Company into short term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Company and the nature, timing and implementation of any changes thereto pursuant to Section 1(b); provided however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment. The Adviser shall cause any proceeds of the offering of Company securities not committed for investment within the later of two years from the date of effectiveness of the Registration Statement or one year from termination of the offering, unless a longer period is permitted by the applicable Administrator, to be paid as a distribution to the stockholders of the Company as a return of capital without deduction of Front End Fees (as defined below).

5. Brokerage Commissions. Limitations on ~~Front End~~ Fees; Period of Offering; Assessments

(a) ~~Brokerage Commissions.~~  The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm~~’~~’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company~~’~~’s portfolio, and constitutes the best net results for the Company.

The following provisions in this Section 5 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(b) Limitations.  Notwithstanding anything herein to the contrary:

(i) All fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company (“Front End Fees”) shall be reasonable and shall not exceed 18% of the gross offering proceeds, regardless of the source of payment. Any reimbursement to the Adviser or any other person for deferred organizational and offering expenses, including any interest thereon, if any, will be included within this 18% limitation.

(ii) The Adviser shall commit at least eighty-two percent (82%) of the gross offering proceeds towards the investment or reinvestment of assets and reserves as set forth in Section 4(d) above on behalf of the Company. The remaining proceeds may be used to pay Front End Fees.

6. Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company~~’~~’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7. Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8. Indemnification.

(a) The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment advisor of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys~~’~~’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser~~’~~’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the charter of the Company ~~or the provisions of Section II.G of the Omnibus Guidelines published by the North American Securities Administrators Association on March 29, 1992, as it may be amended from time to time~~. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.

The following provisions in this Section 8 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(b) Limitations on Indemnification. Notwithstanding Section 8(a) to the contrary:

(i) the indemnification referred to in Section 8(a) shall only be provided to the extent that such indemnification would not be inconsistent the provisions of Section II.G of the Omnibus Guidelines published by the North American Securities Administrators Association on March 29, 1992, as it may be amended from time to time; and

(ii) ~~(b)~~ Limitations on Indemnification.  Notwithstanding Section 8(a) to the contrary~~,~~ the Company shall not provide for indemnification of the Indemnified Parties for any liability or loss suffered by the Indemnified Parties, nor shall the Company provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(~~i~~A) the Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;

(~~ii~~B) the Indemnified Party was acting on behalf of or performing services for the Company;

(~~iii~~C) such liability or loss was not the result of negligence or misconduct by the Indemnified Party; and

(~~iv~~D) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from stockholders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(~~i~~A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

(~~ii~~B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

(~~iii~~C) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(c) Advancement of Funds.  The Company shall be permitted to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i) The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(ii) The legal action is initiated by a third party who is not a Company stockholder, or the legal action is initiated by a Company stockholder and a court of competent jurisdiction specifically approves such advancement; and

(iii) The Indemnified Party undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is not found to be entitled to indemnification.

9. Effectiveness, Duration and Termination of Agreement.

(a) Term ~~and Effectiveness.  This Agreement shall become effective as of the date that the Company meets the minimum offering requirement, as such term is defined in the prospectus contained in the Company’s registration statement on Form N-2 as declared effective by the SEC~~. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company~~’~~’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b) Termination.  This Agreement may be terminated at any time, without the payment of any penalty, ~~(a) by the Company~~ upon 60 days~~’~~’ written notice ~~to the Adviser~~, (~~i~~a) upon the vote of a majority of the outstanding voting securities of the Company, ~~or (ii~~(b) by the vote of the Company~~’s independent directors~~’s Board of Directors, or (~~b~~c) by the Adviser ~~upon 120 days’ written notice to the Company~~. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. ~~Moreover, if that certain Investment Sub-Advisory Agreement dated as of October 28, 2010 (as amended, restated or supplemented from time to time, the “Main Street Agreement”) by and between the Adviser and Main Street Capital Corporation, a Maryland corporation (“Main Street” or “Sub-Adviser”), shall (i) expire by its terms without renewal pursuant to the last sentence of Section 8(a) of the Main Street Agreement or (ii) be terminated by the Adviser or the Company pursuant to Section 8(b) of the Main Street Agreement, this Agreement shall terminate simultaneously with the termination of the Main Street Agreement, and the Company shall not, for a period of three (3) years following such termination, engage the Adviser or its affiliates or any of their successors or any officers, directors or employees of the Adviser or its affiliates or their successors as an adviser or sub-adviser to the Company without the prior written consent of Main Street. Notwithstanding the foregoing, or anything in this Agreement or the Main Street Agreement to the contrary, if the Main Street Agreement is terminated by the Adviser or the Company for cause (as defined below), then the Company may enter into a new advisory agreement with the Adviser or an affiliate thereof containing the same or similar terms as those contained herein, without the prior consent of Main Street. For purposes of this Agreement, for cause shall mean the occurrence of one or more of the following events:~~Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

~~(i) the Sub-Adviser shall have materially breached the Main Street Agreement, as determined by the independent directors of the Company; provided, however, that the breaching party shall have 30 calendar days after the receipt of notice of such breach from the other party to cure such breach;~~

~~(ii) the Sub-Adviser is subject to an allegation that it has committed any fraud, criminal conduct, gross negligence or willful misconduct in any action or failure to act undertaken by the Sub-Adviser pertaining to or having a material detrimental effect upon the ability of the Sub-Adviser to perform its respective duties under the Main Street Agreement and the independent directors of the Board shall have determined, after providing the Sub-Adviser with an opportunity for a hearing and to cure any damage, that such allegation shall have had a material adverse effect on the Company that can only be remedied by termination of the Main Street Agreement, or, in any event, if and when a court or regulatory authority of competent jurisdiction shall have returned a final non-appealable order or ruling that the Sub-Adviser is guilty of or liable with respect to such conduct;~~

~~(iii) the Sub-Adviser (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) consents to the entry of an order for relief in an involuntary case under any such law, (3) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for any substantial part of its property, or (4) makes any general assignment for the benefit of creditors under applicable state law;~~

~~(iv) if: (1) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect has been commenced against the Sub-Adviser, and such case has not been dismissed within 60 days after the commencement thereof; or (2) a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) has been appointed for the Sub-Adviser or has taken possession of the Sub-Adviser’s or any substantial part of its property, and such appointment has not been rescinded or such possession has not been relinquished within 60 days after the occurrence thereof; or~~

~~(v) if at any time within five years after the Effective Date both Vincent D. Foster and Todd A. Reppert cease to be actively involved in the management of the Sub-Adviser unless the parties agree that acceptable replacements are in place or can timely be put in place.~~

(c) Other Matters.  Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

The following provisions in this Section 9 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(d) ~~(c)~~ Payments to and Duties of Adviser Upon Termination.

(i) After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement. If the Company and the Adviser cannot agree on the amount of such reimbursements and fees, the parties will submit to binding arbitration.

(ii) The Adviser shall promptly upon termination:

(A) Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B) Deliver to the Board all assets and documents of the Company then in custody of the Adviser; and

(C) Cooperate with the Company to provide an orderly management transition.

~~The following provisions in this Section 9 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.~~

(e) ~~(d) Other~~Miscellaneous Matters.  Without the approval of holders of a majority of the shares entitled to vote on the matter, the Adviser shall not: (i) ~~amend the investment advisory agreement except for amendments that do not adversely affect the interests of the stockholders; (ii)~~ voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the stockholders; (~~iii~~ii) appoint a new Adviser; (~~iv~~iii) sell all or substantially all of the Company’s assets other than in the ordinary course of the Company’s business; or (~~v~~iv) cause the merger or other reorganization of the Company. In the event that the Adviser should withdraw pursuant to (~~ii~~i) above, the withdrawing Adviser shall pay all expenses incurred as a result of its withdrawal. The Company may terminate the Adviser’s interest in the Company’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Company. If the Company and the Adviser cannot agree upon such amount, then such amount will be determined in accordance with the then current rules of the American Arbitration Association. The expenses of such arbitration shall be borne equally by the terminated Adviser and the Company. The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Company. Notwithstanding Section 9(c) with respect to termination of this Agreement by the Adviser but subject to Section 9(d), the Adviser may only terminate this Agreement at any time, without the payment of any penalty, upon 120 days written notice to the Company.

(f) ~~(e)~~ With respect to any shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the Stockholders regarding the removal of the Adviser or regarding any transaction between the Company and the Adviser. In determining the existence of the requisite percentage of shares necessary to approve a matter on which the Adviser may not vote or consent, any shares owned by the Adviser shall not be included.

10. Conflicts of Interests and Prohibited Activities.

The following provisions in this Section 10 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(a) No Exclusive Agreement.  The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Company.

(b) Rebates, Kickbacks and Reciprocal Arrangements.

(i) The Adviser agrees that it shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

(ii) The Adviser agrees that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Company~~’~~’s stock or give investment advice to a potential stockholder; provided, however, that this subsection shall not prohibit the payment of a registered broker-dealer or other properly licensed agent from sales commissions for selling or distributing the Company ~~’~~’s common stock.

(c) Commingling.  The Adviser covenants that it shall not permit or cause to be permitted the Company~~’~~’s funds from being commingled with the funds of any other entity. Nothing in this Subsection 10(c) shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Company~~’~~’s funds are protected from the claims of other programs and creditors of such programs.

~~11. Notices.~~

~~Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.~~

11. ~~12.~~ Amendments.

This Agreement may be amended by mutual consent but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

12. ~~13.~~ Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a ~~BDC~~business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this ~~Second~~Third Amended and Restated Investment Advisory and Management Services Agreement to be duly executed on the date above written.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

By:

BDCA ADVISER, LLC

By:

BDCA
Business Development Corporation of America

PO BOX 55909, BOSTON, MA 02205-5909

Your Vote is Important!

Vote by Internet

Please go to the electronic voting site at **www.2voteproxy.com/arc**. Follow the on-line instructions. If you vote by internet, you do not have to return your proxy card.

Vote by Telephone

Please call us toll free at **1-800-830-3542**, and follow the instructions provided. If you vote by telephone, you do not have to return your proxy card.

Vote by Mail

Complete, sign and date your proxy card and return it promptly.

Please ensure the address below shows through the window of the enclosed postage paid return envelope.

PROXY TABULATOR
PO BOX 55909
BOSTON, MA 02205-9100

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

Annual Meeting of Stockholders

June 15, 2015 at 8:30 AM

This proxy is solicited by the Board of Directors

The undersigning hereby appoints Nicholas Radesca and James A. Tanaka, or one of them, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to attend the Annual Meeting of Stockholders of Business Development Corporation of America (the "Company") to be held at The Core Club, located at 66 E. 55th Street, New York, NY 10022, at 8:30 a.m. (local time) on Monday, June 15, 2015, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the Annual Meeting. The undersigned acknowledges receipt from the Company prior to the execution of the proxy a Notice of Annual Meeting of Stockholders and a Proxy Statement, the terms of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE PROPOSALS. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies that may properly come before the Annual Meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Stock Owner signature Date

Co-Owner signature Date

AR615 - BDCA - V1

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Annual Report is/ are available at:
www.2voteproxy.com/arc

Please mark box(es) as shown in this example. ☒

The Board of Directors recommends you vote FOR the following:

	FOR	AGAINST	ABSTAIN
1. Election of Directors			
1a. Peter M. Budko	☐	☐	☐
1b. William M. Kahane	☐	☐	☐
1c. Leslie D. Michelson	☐	☐	☐
1d. Randolph C. Read	☐	☐	☐
1e. Edward G. Rendell	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	FOR	AGAINST	ABSTAIN
2. To amend and restate the Company's charter to reflect an amendment described in the proxy statement, which will become effective upon a future listing of the Company's outstanding shares of common stock on a national securities exchange (such as the New York Stock Exchange or the NASDAQ Stock Market), to provide for a staggered board of directors.	☐	☐	☐
3. To amend and restate the Company's charter to reflect additional amendments described in the proxy statement, which will become effective upon a future listing of the Company's outstanding shares of common stock on a national securities exchange, to delete certain provisions required by the Omnibus Guidelines promulgated by the North American Securities Administrators Association, Inc., and which will serve to conform more closely certain provisions in the Company's charter to provisions in the charters of other business development companies whose securities are listed and publicly-traded on a national securities exchange as described in the proxy statement.	☐	☐	☐
4. To amend and restate the Company's charter to reflect an additional amendment described in the proxy statement, which will become effective upon a future listing of the Company's outstanding shares of common stock on a national securities exchange, to provide that directors may be removed only for "cause" and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.	☐	☐	☐
5. To amend and restate the Company's charter to reflect an additional amendment described in the proxy statement, which will become effective upon a future listing of the Company's outstanding shares of common stock on a national securities exchange, to provide that the Company may limit a stockholder's right to inspect the books and records of the Company if the Company's board of directors determines that such stockholder has an improper purpose for requesting such inspection.	☐	☐	☐
6. To amend and restate the Company's charter to reflect an additional amendment described in the proxy statement, which will become effective upon a future listing of the Company's outstanding shares of common stock on a national securities exchange, to conform the indemnification and exculpation provisions in the Company's amended and restated charter to those of listed business development companies and to clarify that that indemnification and exculpation provisions in the Company's amended and restated charter are subject to the limitations of the Investment Company Act of 1940, as amended.	☐	☐	☐
7. To amend and restate the Company's charter to reflect an additional amendment described in the proxy statement, which will become effective upon a future listing of the Company's outstanding shares of common stock on a national securities exchange, to remove additional references to the Omnibus Guidelines promulgated by the North American Securities Administrators Association, Inc.	☐	☐	☐
8. To amend and restate the Company's charter to reflect additional amendments described in the proxy statement, which will become effective upon a future listing of the Company's outstanding shares of common stock on a national securities exchange, to, among other things, (a) increase the vote required to effect changes to certain charter provisions to 80% of all the votes entitled to be cast on the matter, and (b) require such increased vote (i.e., 80% of all the votes entitled to be cast on the matter) to effect a liquidation of the Company or any amendment to provisions of the charter relating to the composition of the board of directors and the election of its members.	☐	☐	☐
9. To approve a third amended and restated investment advisory agreement between the Company and its investment adviser.	☐	☐	☐

NOTE: Other business may properly come before the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD TODAY.

AR615 - BDCA - V1